UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE LUBRIZOL CORPORATION
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: common shares, no par value, of Lubrizol.

(2)

Aggregate number of securities to which transaction applies: 65,026,119 common shares (includes share units), stock options to purchase 1,491,771 common shares and appreciation rights relating to 94,863 common shares.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $135.00 per share of common shares set forth in item (2) above plus $135,904,011 in the aggregate to cash out outstanding options to purchase common shares and $9,854,760 in the aggregate with respect to common share appreciation rights.

(4) Proposed maximum aggregate value of transaction: $8,924,284,836.

(5) Total fee paid: $1,036,109.

☐	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[    ], 2011

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of shareholders of The Lubrizol Corporation to be held on [            ], 2011, at [    ], Eastern Daylight Time, at [                                         ].

At the special meeting, you will be asked to vote to adopt the Agreement and Plan of Merger among Berkshire Hathaway Inc., Ohio Merger Sub, Inc. (a wholly owned subsidiary of Berkshire Hathaway Inc.), and The Lubrizol Corporation (the “merger agreement”). If the merger is completed, each of your Lubrizol common shares will be converted into the right to receive $135.00 in cash, without interest. Upon completion of the merger, Lubrizol common shares will cease to be listed on the New York Stock Exchange, and Ohio Merger Sub, Inc. will be merged into Lubrizol, which will become a wholly owned subsidiary of Berkshire Hathaway.

This proxy statement is furnished in connection with the solicitation by the board of directors of Lubrizol of proxies to be used at the special meeting of shareholders.

The board of directors (the “Board”) has reviewed and considered carefully the terms and conditions of the proposed merger. Based on its review, the Board has determined that the merger is advisable and in the best interests of Lubrizol and its shareholders. Accordingly, the Board has approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The Board also recommends that you vote “FOR” any proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Your vote is very important, and I urge you to vote as soon as possible. Only holders of record of Lubrizol common shares at the close of business on [    ], 2011 will be entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, please vote by proxy over the internet or by telephone by following the instructions on the proxy card, or vote by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid return envelope. If you hold your shares in “street name,” you should instruct your broker how to vote by using your voting instruction form. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. You may revoke your proxy at any time before it is voted at the special meeting by following the instructions in this proxy statement. Failure to either submit a proxy or to vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of Lubrizol common shares outstanding and entitled to vote at the special meeting.

This proxy statement explains the proposed merger, the merger agreement and the transactions contemplated by the merger agreement and provides specific information concerning the special meeting. We encourage you to read the entire proxy statement carefully.

Sincerely,

James L. Hambrick
Chairman of the Board, President and
Chief Executive Officer

THIS PROXY STATEMENT IS DATED [    ], 2011, AND IS FIRST BEING MAILED TO LUBRIZOL SHAREHOLDERS ON OR ABOUT [    ], 2011.

The Lubrizol Corporation

29400 Lakeland Boulevard

Wickliffe, Ohio 44092-2298

www.lubrizol.com

THE LUBRIZOL CORPORATION

29400 Lakeland Boulevard

Wickliffe, Ohio 44092

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [    ], 2011

To Shareholders of The Lubrizol Corporation:

The special meeting of shareholders of The Lubrizol Corporation will be held on [    ], 2011, at [    ], Eastern Daylight Time, at [            ], unless adjourned or postponed to a later date. The special meeting will be held for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2011, by and among Berkshire Hathaway Inc., Ohio Merger Sub, Inc. (a wholly owned subsidiary of Berkshire Hathaway Inc.), and The Lubrizol Corporation. As a result of the merger, (a) Ohio Merger Sub, Inc. will be merged into The Lubrizol Corporation, (b) The Lubrizol Corporation will become a wholly owned subsidiary of Berkshire Hathaway Inc., and (c) each outstanding Lubrizol common share will be converted into the right to receive $135.00 in cash, without interest.

2.	To approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of Lubrizol common shares at the close of business on [    ], 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each common share is entitled to vote on all matters that are properly brought before the special meeting and is entitled to one vote on each matter.

Lubrizol’s board of directors unanimously recommends that shareholders vote “FOR” the adoption of the merger agreement. Lubrizol cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of the majority of Lubrizol common shares outstanding and entitled to vote at the special meeting.

Lubrizol’s board of directors also unanimously recommends that shareholders vote “FOR” any adjournment or postponement of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved.

Please give this information your careful attention. Under Ohio law, if you do not vote in favor of the adoption of the merger agreement you will have the right to seek appraisal of the fair value of your Lubrizol common shares under Sections 1701.84 and 1701.85 of the Ohio General Corporation Law if the merger is completed, but only if you submit a written demand for an appraisal on or before the tenth day following the special meeting and you comply with the Ohio law procedures explained in this proxy statement. See “The Merger—Appraisal Rights of Lubrizol Shareholders” beginning on page 59.

Whether or not you plan to attend the special meeting, please give your proxy over the internet or by telephone by following the instructions on the proxy card, or complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time before it is voted at the special meeting in the manner described in this proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote at the special meeting will supersede any previously submitted proxy. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Please give your proxy over the internet or by telephone by following the instructions on the proxy card, or complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid return envelope. Please do not send any share certificates at this time.

By Order of the Board of Directors,

Leslie M. Reynolds
Corporate Secretary

Wickliffe, Ohio

[    ], 2011

ANNEXES

Annex A—Merger Agreement

Annex B—Opinion of Evercore Group L.L.C.

Annex C—Opinion of Citigroup Global Markets Inc.

Annex D—Sections 1701.84 and 1701.85 of the General Corporation Law of the State of Ohio

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. See “Additional Information” on page 88. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

Information About the Companies

The Lubrizol Corporation

Lubrizol, an Ohio corporation, is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact. Lubrizol common shares are listed on the New York Stock Exchange, trading symbol LZ. Lubrizol’s principal executive offices are located at 29400 Lakeland Boulevard, Wickliffe, Ohio 44092, and its telephone number is (440) 943-4200.

Berkshire Hathaway Inc.

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire Hathaway common stock is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B. Berkshire Hathaway’s principal executive offices are located at 3555 Farnam Street, Suite 1440, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

Ohio Merger Sub, Inc.

Ohio Merger Sub is a wholly owned subsidiary of Berkshire Hathaway formed solely for the purpose of effecting the merger with Lubrizol. Ohio Merger Sub has not conducted any unrelated activities since its organization. Ohio Merger Sub’s principal executive offices are located at 3555 Farnam Street, Suite 1440, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

The Special Meeting (page 13)

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

The special meeting of our shareholders will be held [    ], 2011, at [    ] (Eastern Daylight Time) at [                                         ].

Purpose

You will be asked to consider and vote upon a proposal to adopt the merger agreement among Berkshire Hathaway, Ohio Merger Sub and Lubrizol. The merger agreement provides that Ohio Merger Sub will merge into Lubrizol, and Lubrizol will become a wholly owned subsidiary of Berkshire Hathaway. Each Lubrizol common share you own at the effective time of the merger will be converted into the right to receive $135.00 in cash, without interest.

You will also be asked to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies, and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Shareholders Entitled to Vote

You are entitled to vote at the special meeting if you owned Lubrizol common shares as of the close of business on [    ], the record date for the special meeting. On the record date, there were [    ] common shares outstanding (all of which are entitled to vote at the special meeting), of which a total of [    ] common shares (or approximately [    ]% of the total outstanding) were held by Lubrizol’s directors and executive officers. You will have one vote for each Lubrizol common share that you owned as of the close of business on the record date on each matter submitted to a vote at the special meeting.

How You May Vote

If you are the record owner of Lubrizol common shares, you or your authorized agent can vote your shares directly in any one of the following ways. If you vote over the internet or by telephone, you do not need to return the proxy card.

•	By Internet: Log onto the website indicated on the proxy card and follow the instructions given.

•	By Telephone: Call the toll-free number shown on the proxy card and follow the voice prompts.

•	By Mail: Mark, sign, date and mail the proxy card to Broadridge Financial Solutions, Inc. in the enclosed postage-paid envelope.

•	By Ballot: Attend the special meeting in person and use a ballot, which will be provided to you.

If you submit your proxy through use of the internet or telephone voting procedures or by returning your signed proxy card by mail, but do not indicate “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

How to Vote Shares Held by Your Bank or Broker

If your shares are held by a bank or broker, you must follow the voting instructions provided by the bank or broker. Unless you give your bank or broker instructions on how to vote your shares, your bank or broker will not be able to vote your shares on the proposals.

Changing or Revoking Your Vote

You may revoke your proxy at any time before it is voted at the special meeting by notifying the corporate secretary in writing; voting at a later time by internet or by telephone; returning a later-dated proxy card; or voting in person at the special meeting.

Special Instructions for Shareholders who Hold Lubrizol Common Shares under the Company 401(k) Plan

You cannot directly vote any Lubrizol common shares that you hold under The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan (the “Company 401(k) Plan”) on matters presented at the special meeting. Instead, in order to cause any Lubrizol common shares you hold under the Company 401(k) Plan to be voted on matters presented at the special meeting, you must complete a separate consent card, which will be provided to you, that instructs the trustee of the Company 401(k) Plan how to vote those common shares. If you own additional Lubrizol common shares other than those in the Company 401(k) Plan, you will also receive a separate proxy card to vote those shares.

Quorum, Effect of Abstentions and Broker Non-Votes and Vote Required

A quorum of shareholders is necessary to hold a valid special meeting of Lubrizol. Under our Second Amended and Restated Regulations, the holders of a majority of Lubrizol common shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum.

Both abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the special meeting. Abstentions, “broker non-votes” and shares not in attendance and not voted at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Lubrizol common shares entitled to vote. It is very important that ALL Lubrizol shareholders submit their proxy in order for their shares to be voted, so please give your proxy over the internet or by telephone by following the instructions on the proxy card or promptly complete and return the enclosed proxy card.

Counting of Votes; Vote Results; Confidential Voting

Broadridge Financial Solutions, Inc. serves as the independent tabulator of votes. We will announce the preliminary voting results at the special meeting. Following the meeting, Broadridge will certify the final voting results, and we will disclose the final results within four business days after the special meeting in a Current Report on Form 8-K, which will be filed with the SEC. In reporting the voting results, Broadridge will not identify to us how you voted on any issue unless it is required to do so by law or you authorize it.

Solicitation of Proxies and Expenses

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be used at the special meeting of shareholders of Lubrizol. The solicitation of proxies is being made initially by mail. Directors, officers and other employees of Lubrizol may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Lubrizol has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and has agreed to pay Innisfree a fee not to exceed $75,000, plus reimbursement of out-of-pocket costs and expenses. We have also agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies. Brokers, banks and other persons will be reimbursed by Lubrizol for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial shareholders.

Shareholders should not send in their share certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing common shares will be mailed to shareholders if the merger is completed.

Board Recommendation (page 30)

The Board has approved the merger agreement and the merger and unanimously recommends that Lubrizol’s shareholders vote “FOR” the adoption of the merger agreement. The Board also recommends that Lubrizol shareholders vote “FOR” any adjournment or postponement of the special meeting if necessary to solicit further proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Merger and the Merger Agreement (pages 17 & 61)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger, Ohio Merger Sub will be merged into Lubrizol. Lubrizol will continue as the surviving corporation and become a wholly owned subsidiary of Berkshire Hathaway, and Lubrizol common shares will cease to be listed on the New York Stock Exchange.

Merger Consideration

At the effective time of the merger, each Lubrizol common share will be converted into the right to receive $135.00 in cash, without interest.

Lubrizol Equity and Equity-Based Awards

Stock Options

At the effective time of the merger, each outstanding stock option under Lubrizol’s equity compensation plans, whether or not vested or exercisable, to acquire Lubrizol common shares will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to the product of:

•	the total number of Lubrizol common shares covered by the option, multiplied by

•	the excess, if any, of $135.00 over the per share exercise price of the option.

Performance Share Units and Restricted Share Units

At the effective time of the merger, each outstanding performance share unit will be adjusted under the applicable plan and converted into a cash payment, less any applicable withholding tax, equal to the product of $135.00 multiplied by the number of Lubrizol common shares subject to the performance share unit, determined and paid under the applicable plan and award agreement based on performance as of the effective time of the merger.

At the effective time of the merger, each outstanding time-based vesting restricted share unit will be adjusted under the applicable plan and converted into a cash payment, less any applicable withholding tax, equal to the product of $135.00 multiplied by the number of Lubrizol common shares underlying the restricted share unit.

International Equity-Based Awards

At the effective time of the merger, each outstanding equity-based award granted under a plan maintained primarily for international Lubrizol employees will be settled in accordance with the terms of the applicable plan but solely in cash in an amount based on the merger consideration.

Deferred Compensation Awards

At the effective time of the merger, each notional share under any deferred compensation plan will be adjusted under the applicable plan and converted into the right to receive $135.00 in cash, less any applicable withholding tax, payable at the time specified in the applicable plan.

Opinion of Evercore Group L.L.C.

In connection with the merger, the Board received a written opinion, dated March 12, 2011, from Evercore Group L.L.C., as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by Lubrizol shareholders. The full text of Evercore’s written opinion, which is attached to this proxy statement as Annex B, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Shareholders are urged to read this opinion carefully and in its entirety. Evercore’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. Evercore was not requested to consider, and its opinion did not address, the underlying business decision of Lubrizol to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Lubrizol or the effect of any other transaction in which Lubrizol might engage. Evercore’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

Opinion of Citigroup Global Markets Inc.

In connection with the merger, the Board received a written opinion, dated March 12, 2011, from Citigroup Global Markets Inc., which is referred to as Citi, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by Lubrizol shareholders. The full text of Citi’s written opinion, which is attached to this proxy statement as Annex C, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Shareholders are encouraged to read this opinion carefully and in its entirety. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Lubrizol to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Lubrizol or the effect of any other transaction in which Lubrizol might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

Conditions to the Merger

A number of conditions must be satisfied or waived before the merger can be completed. See and read carefully “The Merger Agreement—Conditions of the Merger” beginning on page 77. Neither Berkshire Hathaway nor Lubrizol can offer any assurance that all of the conditions will be satisfied or waived or that the merger will occur, or the timing of the merger if it occurs.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of Lubrizol, Berkshire Hathaway and Ohio Merger Sub, or under certain specified circumstances by either Lubrizol or Berkshire Hathaway. Upon termination of the merger agreement under certain specified circumstances, we are required to pay a termination fee of $200 million to Berkshire Hathaway. See “The Merger Agreement—Termination” beginning on page 78 and “The Merger Agreement—Termination Fee” on page 79.

No Solicitation

The merger agreement limits our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire our assets or securities. However, if we receive an unsolicited takeover proposal from a third party that the Board determines in good faith (after consulting with financial advisors and receiving the advice of outside legal counsel) constitutes a superior proposal or would reasonably be expected to lead to a superior proposal under certain circumstances and in accordance with procedures set forth in the merger agreement, we may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions. See “The Merger Agreement—Covenants and Agreements—No Solicitation; Board Recommendation” beginning on page 68.

Governmental Review

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the U.S. Federal Trade Commission and to the U.S. Department of Justice and a required waiting period has expired or been terminated. We and Berkshire Hathaway filed the notifications required under the HSR Act with the FTC and the Antitrust Division on March 25, 2011. In addition, we are required to make merger control filings in various foreign jurisdictions with respect to the merger, and in certain circumstances, receive their approval prior to consummation of the merger. See “The Merger—Governmental and Regulatory Matters” beginning on page 57.

Certain United States Federal Income Tax Consequences (page 57)

Generally, as a result of the merger a shareholder will recognize taxable gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash such holder receives and (2) the adjusted tax basis of the Lubrizol common shares exchanged for cash.

You should read “The Merger—Certain United States Federal Income Tax Consequences” beginning on page 57 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

Interests of Lubrizol Directors and Executive Officers in the Merger (page 50)

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement and the merger, Lubrizol shareholders should be aware that the directors and executive officers of Lubrizol have interests in the merger that are different from, or in addition to, the interests of Lubrizol shareholders generally and that may create potential conflicts of interest, including:

•	vesting of stock options, performance share units and restricted share units;

•	payment of severance and other benefits under certain circumstances; and

•	provision under the merger agreement of certain indemnification arrangements by Berkshire Hathaway.

The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to Lubrizol shareholders.

For a more detailed discussion of these interests, see “The Merger—Interests of Lubrizol Directors and Executive Officers in the Merger,” beginning on page 50.

Appraisal Rights of Lubrizol Shareholders (page 59)

Under Ohio law, if you own Lubrizol common shares and do not vote in favor of adopting the merger agreement, you will have the right to seek appraisal of the fair value of your Lubrizol common shares under Sections 1701.84 and 1701.85 of the Ohio General Corporation Law (the “OGCL”), if the merger is completed. This value could be more than, less than, or the same as the merger consideration for Lubrizol common shares. Failure to strictly comply with all procedures required by Section 1701.85 of the OGCL will result in a loss of the right to appraisal.

For example, merely voting against the adoption of the merger agreement will not preserve your right to appraisal under the OGCL. Also, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your Lubrizol common shares.

Annex D to this proxy statement contains the full text of Sections 1701.84 and 1701.85 of the OGCL, which relates to appraisal rights. We encourage you to read these provisions carefully and in their entirety.

Certain Litigation Related to the Merger (page 61)

On March 16, 2011, an alleged shareholder of Lubrizol filed a lawsuit in the Court of Common Pleas of Lake County, Ohio relating to the proposed transaction. The lawsuit, brought as a putative class action and derivative action, generally alleges that the directors of Lubrizol breached their fiduciary duties to Lubrizol shareholders by agreeing to enter into the transaction for an allegedly unfair price and as the result of an allegedly unfair process. The lawsuit also alleges that Lubrizol and Berkshire Hathaway aided and abetted the directors’ breaches of fiduciary duties. The lawsuit seeks, among other things, injunctive relief against the consummation of the proposed transaction and rescission of the merger agreement. Lubrizol and its directors believe that the allegations against them lack merit and intend to defend the lawsuit vigorously.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The Merger

Q.	Why am I receiving this proxy statement?

A.	Berkshire Hathaway Inc., a Delaware corporation, has agreed to acquire The Lubrizol Corporation, under the terms of an Agreement and Plan of Merger, dated as of March 13, 2011, by and among Berkshire Hathaway, Ohio Merger Sub (an Ohio corporation and a wholly owned subsidiary of Berkshire Hathaway), and Lubrizol. This document is referred to as the merger agreement and is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, the holders of a majority of the outstanding common shares of Lubrizol must vote to adopt the merger agreement. Lubrizol is seeking to obtain this approval at the special meeting. The approval of this proposal by Lubrizol shareholders is a condition to the effectiveness of the merger. See “The Merger Agreement—Conditions of the Merger” beginning on page 77.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of Lubrizol shareholders. The enclosed proxy materials allow you to have your shares voted without attending the special meeting.

YOUR VOTE IS VERY IMPORTANT. WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE.

Q.	What vote of Lubrizol shareholders is required to adopt the merger agreement?

A.	The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding common shares of Lubrizol. If a Lubrizol shareholder does not vote, it will have the same effect as a vote against the adoption of the merger agreement. We encourage you to submit your proxy in favor of the adoption of the merger agreement. You can do this by voting by proxy over the internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid return envelope.

Q.	What is the position of the Lubrizol board of directors regarding the merger?

A.	The Board has approved the merger agreement and has determined that the merger is advisable and in the best interests of Lubrizol and its shareholders. The Board unanimously recommends that Lubrizol shareholders vote “FOR” the proposal to adopt the merger agreement at the special meeting. See “The Merger—Lubrizol’s Reasons for the Merger” beginning on page 26.

Q.	How do Lubrizol directors intend to vote their Lubrizol common shares?

A.	All of our directors have informed us that they currently intend to vote all of their Lubrizol common shares “FOR” the adoption of the merger agreement.

Q.	What will happen to my Lubrizol common shares after the merger?

A.	Upon completion of the merger, each issued and outstanding Lubrizol common share will automatically be converted into the right to receive $135.00 per share in cash, without interest. This is referred to as the merger consideration.

Q.	Should I send in my share certificates now?

A.	No. If the merger is completed, you will receive a transmittal form with instructions for the surrender of your Lubrizol share certificates. Please do not send in your share certificates with your proxy.

Q.	When does Lubrizol expect the merger to be completed?

A.	Lubrizol is working to complete the merger as quickly as possible. In addition to obtaining shareholder approval, Lubrizol must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods and receipt of applicable merger control approvals. We currently expect to complete the merger in the third quarter of 2011.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor, Innisfree, at: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, Telephone: (212) 750-583 (for banks and brokers only) or (888) 750-5834 (toll-free for all others). Alternatively, you may contact Lubrizol at: The Lubrizol Corporation, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092, telephone: (440) 943-4200, Attention: Investor Relations.

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	In addition to voting on the adoption of the merger agreement, Lubrizol shareholders may be asked to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What vote is necessary to approve an adjournment or postponement of the special meeting?

A.	An adjournment or postponement of the special meeting requires the affirmative vote of a majority of the shares represented in person or by proxy which are entitled to and actually do vote on the matter.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at [ ] Eastern Daylight Time on [ ], at [ ].

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote by proxy over the internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid return envelope. Please do this as soon as possible, so that your shares will be represented and voted at the special meeting.

Q.	If I am going to attend the special meeting, should I return my proxy card(s)?

A.	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our corporate secretary a signed notice of revocation or submitting a later dated, signed proxy following the instructions provided on the proxy card. You may also revoke your proxy by attending the special meeting and voting in person; simply attending the special meeting will not cause your proxy to be revoked. See “Summary—The Special Meeting—How You May Vote” on page 2 and “The Special Meeting—Voting” beginning on page 14.

Q.	If my Lubrizol common shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Your broker or bank will vote your Lubrizol common shares for you only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted on the adoption of the merger agreement, which will have the effect of a vote “AGAINST” the adoption of the merger agreement. Without instructions, your broker or bank will not have authority to vote on any proposal to adjourn or postpone the special meeting.

Q.	What if I do not vote for some or all of the matters listed on my proxy card?

A.	If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	“FOR” the proposal to adopt the merger agreement; and

•

“FOR” any proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What are the procedures for tabulating the votes and announcing the results?

A.	Broadridge Financial Solutions, Inc. will serve as the independent tabulator of votes. We will announce the preliminary voting results at the special meeting. Following the meeting, Broadridge will certify the final voting results, and we will disclose the final results within four business days after the special meeting in a Current Report on Form 8-K, which will be filed with the SEC.

Q.	Is my vote confidential?

A.	In reporting the voting results, Broadridge will not identify to us how you voted on any issue unless it is required to do so by law or you authorize it.

Q.	Where can I find more information about Lubrizol?

A.	You can find more information about Lubrizol from various sources described in “Additional Information” on page 88.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Certain statements and assumptions in this proxy statement are based on “forward-looking” information and involve risks and uncertainties. We believe that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous risks, assumptions and uncertainties that could cause actual results, performance or achievements to differ materially from those suggested. Although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements could be incorrect. These risks, assumptions and uncertainties include the ability to obtain required regulatory approvals for the transaction; the failure of Lubrizol shareholders to approve the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceeding; the failure to close for any other reason; the amount of the costs, fees, expenses and charges related to the merger; the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in Lubrizol’s filings with the Securities and Exchange Commission which are available at the SEC’s web site, http://www.sec.gov.

Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “hopes,” “targets” or similar expressions are intended to identify forward-looking statements, which speak only as to the date of this proxy statement. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, shareholders should not place undue reliance on our forward-looking statements. We do not undertake any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

All information contained in this proxy statement with respect to Berkshire Hathaway and Ohio Merger Sub has been supplied by Berkshire Hathaway.

THE SPECIAL MEETING

When we refer to “we,” “us,” “our,” “the Company” and “Lubrizol” in this proxy statement, we are referring to The Lubrizol Corporation, unless the context requires otherwise.

We are furnishing this proxy statement to our shareholders as part of the solicitation of a proxy by our Board for use at the special meeting in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement provides Lubrizol shareholders with the information they need to know to be able to vote, or instruct their vote to be cast, at the special meeting.

Date, Time and Place

We will hold the special meeting on [    ], 2011, at [    ] Eastern Daylight Time at [                    ].

Purpose of the Special Meeting

At the special meeting, Lubrizol shareholders will consider and vote upon a proposal to adopt the merger agreement. You will also be asked to vote on any proposal to approve the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. The merger agreement provides that Ohio Merger Sub will merge into Lubrizol, and Lubrizol will become a wholly owned subsidiary of Berkshire Hathaway. Each Lubrizol common share you own will be converted into the right to receive $135.00 in cash, without interest. The Board unanimously recommends that shareholders vote, and instruct their votes be cast, “FOR” the proposal to adopt the merger agreement.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is [    ], 2011. Record holders of Lubrizol common shares at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were outstanding [    ] Lubrizol common shares (all of which were entitled to cast votes at the special meeting), of which a total of [    ] common shares, or approximately [    ]% of the total outstanding, were held by Lubrizol’s directors and executive officers. Shareholders will have one vote for each Lubrizol common share owned as of the record date on each matter submitted to a vote at the special meeting.

Voting

Shareholders are requested to give your proxy over the internet or by telephone by following the instructions on the proxy card, or to complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid return envelope.

If you are the record owner of Lubrizol common shares, you or your authorized agent can vote your shares directly in any one of the following ways. If you vote over the internet or by telephone, you do not need to return the proxy card.

•	By Internet: Log onto the website indicated on the proxy card and follow the instructions given.

•	By Telephone: Call the toll-free number shown on the proxy card and follow the voice prompts.

•	By Mail: Mark, sign, date and mail the proxy card to Broadridge Financial Solutions, Inc. in the enclosed postage-paid envelope.

•	By Ballot: Attend the special meeting in person and use a ballot, which will be provided to you.

If you submit your proxy through use of the internet or by telephone voting procedures or by returning your signed proxy card, but do not indicate “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares are held by a bank or broker, you must follow the voting instructions provided to you by the bank or broker. Unless you give your bank or broker instructions on how to vote your shares, your bank or broker will not be able to vote your shares on the proposals.

You may revoke your proxy at any time before it is voted at the special meeting by notifying the corporate secretary in writing, voting at a later time by internet or by telephone, returning a later-dated proxy card or voting in person at the special meeting.

If a shareholder does not submit a proxy or otherwise vote his or her Lubrizol common shares in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions about how to vote or direct a vote in respect of your Lubrizol common shares, you may contact Investor Relations by phone at (440) 943-4200.

Recommendation of Lubrizol’s Board of Directors

At its meeting on March 12, 2011, after due consideration, the Board approved the merger agreement and the merger and unanimously recommended that Lubrizol shareholders vote “FOR” the adoption of the merger agreement. The Board also unanimously recommended that Lubrizol shareholders vote “FOR” any proposal, if deemed necessary or appropriate by the proxy holder(s), to adjourn or postpone the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1—THE MERGER

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to adopt the merger agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that Lubrizol shareholders vote “FOR” the adoption of the merger agreement.

If you return a properly executed proxy card without instructions indicating how you want to vote, your Lubrizol common shares represented by such proxy card will be voted “FOR” the adoption of the merger agreement.

ITEM 2—APPROVE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL

MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Revocation of Proxies

Any proxy given by a Lubrizol shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the previous proxy to Lubrizol’s corporate secretary stating that the previous proxy is revoked;

•	voting at a later time by internet or by telephone;

•	completing, signing and delivering a proxy card relating to the same Lubrizol common shares and bearing a later date than the date of the previous proxy; or

•	attending the special meeting and voting in person.

Quorum

A quorum must be present to transact business at the special meeting. Under our Second Amended and Restated Regulations, the holders of a majority of Lubrizol common shares issued and outstanding and entitled to vote, present in person or by use of communications equipment or represented by proxy, will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. As of the record date, [    ] common shares were outstanding and entitled to vote.

If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, a new quorum would have to be established at the adjourned meeting.

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of holders of the majority of Lubrizol common shares outstanding and entitled to vote at the special meeting. If a broker holds a shareholder’s common shares in its name and the shareholder does not give the broker voting instructions, under the rules of the NYSE, the broker may not vote the shares on the proposal to adopt the merger agreement. If a shareholder does not give a broker voting instructions and the broker does not vote the shares, this is referred to as a “broker non-vote.” An abstention occurs when a shareholder attends the special meeting, either in person or by proxy, but abstains from voting or does not vote. Abstentions, broker non-votes and shares not present and not voted at the special meeting have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

If a quorum is present, approval of postponements or adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of holders of a majority of Lubrizol common shares present in person or represented by proxy that are entitled to and actually voted on the matter. In this situation, abstentions, broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

If a quorum is not present, approval of adjournments or postponements of the special meeting requires the affirmative vote of holders of a majority of Lubrizol common shares present in person or represented by proxy and entitled to vote thereon. In this situation, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn or postpone the special meeting. Broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

It is very important that ALL Lubrizol shareholders vote their Lubrizol common shares, so please promptly give your proxy over the internet or by telephone by following the instructions on the proxy card, or complete and return the enclosed proxy card.

Solicitation Costs

Lubrizol is soliciting your proxy on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Lubrizol will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Lubrizol common shares. Lubrizol will reimburse these holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Lubrizol has retained Innisfree to assist in the solicitation of proxies for the special meeting and has agreed to pay Innisfree a fee not to exceed $75,000, plus reimbursement of out-of-pocket costs and expenses. We have also agreed to indemnify Innisfree against certain liabilities and expenses that relate to its solicitation of proxies.

Exchange of Share Certificates

Lubrizol shareholders should not send share certificates with their proxies. Separate transmittal documents for the surrender of Lubrizol common share certificates in exchange for the $135.00 per share cash merger consideration will be mailed to Lubrizol shareholders if and when the merger is completed. See “The Merger Agreement—Payment for Shares” beginning on page 64.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

As part of their ongoing oversight and management of Lubrizol’s business, the Board and senior management of Lubrizol regularly review strategic alternatives available to Lubrizol and assess takeover preparedness. In connection with these reviews and assessments, the Board and senior management enlist the assistance of outside legal counsel and financial advisors. Jones Day, as legal counsel, and Citi and Evercore, as financial advisors, have on occasion assisted Lubrizol with this strategic review and assessment.

For the past several years, Lubrizol’s common shares have traded at a discount to its specialty chemicals peers on an enterprise/EBITDA multiple basis and a price/earnings multiple basis. In an effort to improve Lubrizol’s valuation, Lubrizol evaluated during 2010 a range of strategic alternatives with the assistance of Citi and Evercore, including several large potential acquisition opportunities. Lubrizol also considered increasing share repurchases as a means of returning excess cash to shareholders in the event that Lubrizol was unable to complete one or more large acquisitions.

On October 5, 2010, Lubrizol made a public presentation to investors and analysts in New York. At this presentation, Lubrizol’s management communicated a 2013 earnings per share target of $13.50 per share. This 2013 target included $1.25 per share resulting from the completion of Lubrizol’s authorized share repurchase program.

On November 9, 2010, the Board convened a regularly scheduled meeting. In connection with the Board’s ongoing oversight and management and its obligations to shareholders, the Board received a presentation from Lubrizol’s general counsel concerning the Board’s fiduciary duties and Lubrizol’s various takeover defenses. This presentation was part of the planned board agenda for the year and was conducted using materials prepared by Jones Day and Evercore, and was not made or prepared in response to any actual or perceived takeover threat or proposal. During this meeting, the Board and Lubrizol’s senior management continued to discuss strategic acquisitions and share repurchase activities.

David L. Sokol is the Chairman, President and Chief Executive Officer of NetJets and the Chairman of MidAmerican Energy Holdings Company, two subsidiaries of Berkshire Hathaway. From time to time, Mr. Sokol meets with various investment banking firms, including Citi, to discuss capital-raising and transaction ideas. During the Fall of 2010, in the course of general discussions between Mr. Sokol and Citi, Mr. Sokol requested more information regarding possible transactions in several industries, including the chemical industry. Using publicly available information, Citi generated a list and descriptions of 18 companies, including Lubrizol, in the chemical industry.

On December 13, 2010, Mr. Sokol and Citi met to discuss the list of companies. During the course of the meeting, Mr. Sokol said that the only company on Citi’s list that he found interesting was Lubrizol. When Mr. Sokol learned from Citi’s representatives that Citi had an investment banking relationship with Lubrizol and its Chairman, President and Chief Executive Officer, Mr. James L. Hambrick, he asked one of the Citi representatives to inform Mr. Hambrick that he was interested in speaking with him and discussing Berkshire Hathaway and Lubrizol, if Mr. Hambrick were available. Mr. Sokol also advised Citi that Berkshire Hathaway does not engage in hostile transactions, and that Mr. Hambrick should understand that if they met and nothing came of the meeting, their meeting would remain confidential. Thereafter, Citi made Lubrizol aware of these discussions, as more fully described below.

On December 14, 2010, the Board convened a regularly scheduled meeting and discussed a number of matters, including the status of Lubrizol’s investigation and evaluation of a number of opportunities for Lubrizol to make acquisitions.

On December 17, 2010, Citi called Mr. Hambrick and relayed the substance of the conversation between Citi and Mr. Sokol on December 13, 2010. Mr. Hambrick indicated that he would inform the Board of Berkshire Hathaway’s possible interest.

On January 6, 2011, the Board convened a special meeting. During the course of the special meeting, Mr. Hambrick outlined Berkshire Hathaway’s possible interest as he understood it from his conversation with Citi. The Board engaged in an extensive and thorough discussion about Berkshire Hathaway’s possible interest. The Board determined that it needed to retain outside legal counsel and financial advisors to assist it in connection with any response to Mr. Sokol, including the process that the Board should undertake in connection with its review of Berkshire Hathaway’s possible interest in acquiring Lubrizol. The Board decided to engage Jones Day and Evercore to assist it.

On January 7, 2011, Mr. Hambrick and other members of Lubrizol’s senior management met with Jones Day to brief the firm on Mr. Sokol’s expression of possible interest from Berkshire Hathaway, and to provide an update on a number of acquisition opportunities that Lubrizol was evaluating.

On January 10, 2011, the Board convened a special meeting. Evercore and Jones Day participated in the meeting. The Board received from Jones Day detailed instruction about its fiduciary duties in connection with the receipt of an unsolicited proposal. The Board engaged in an extensive and thorough discussion about Berkshire Hathaway’s possible interest. The Board consulted with Evercore and Jones Day for their recommendations on how to respond, including the factors that the Board should consider in connection with its review, and the potential ramifications to Lubrizol depending on the response to Mr. Sokol’s proposal for a meeting. Since Lubrizol was in the process of evaluating a number of potential acquisitions (including one large potential acquisition), the Board instructed Lubrizol’s management to assess, with the assistance of Citi and Evercore (both of which were assisting Lubrizol in its evaluation of a large potential acquisition), (i) the Berkshire Hathaway expression of possible interest, including the value that might be achieved through negotiations with Berkshire Hathaway, (ii) the large potential acquisition, and (iii) a scenario in which Lubrizol completed only smaller acquisitions and continued to repurchase shares, taking into account the expected risks and benefits to Lubrizol’s shareholders of each scenario. In an effort to determine whether substantial value for Lubrizol’s shareholders could be realized in an acquisition of Lubrizol by Berkshire Hathaway, the Board instructed Mr. Hambrick to arrange a meeting with Mr. Sokol.

On January 12, 2011, the Board formally engaged Evercore to evaluate potential strategic and financial alternatives, including but not limited to (i) the sale of some or all of the equity of Lubrizol, and (ii) acquisitions by Lubrizol.

On January 14, 2011, Mr. Sokol and Mr. Hambrick had a telephone conference during which they generally discussed the corporate cultures and philosophies of both Berkshire Hathaway and Lubrizol, and arranged to have an in person meeting on January 25, 2011.

On January 19, 2011, members of Lubrizol’s senior management met with Citi and Evercore to discuss Mr. Hambrick’s upcoming meeting with Mr. Sokol.

On January 25, 2011, Mr. Sokol and Mr. Hambrick met in Cleveland, Ohio. The two executives discussed their respective backgrounds and businesses. Mr. Hambrick provided Mr.

Sokol with an overview of Lubrizol’s corporate culture, philosophy and operations. Mr. Hambrick also discussed Lubrizol’s overall business and past and expected financial performance, and provided Mr. Sokol a package of materials that included Lubrizol’s publicly available past results, forecasts through 2013, Lubrizol’s financial performance for the fiscal year 2010, as well as internal forecasts for fiscal years 2014 and 2015. Mr. Hambrick also gave his views on the future of the specialty chemicals industry and general industry dynamics. Mr. Hambrick asked whether there was additional information regarding Lubrizol that he could provide. Mr. Hambrick and Mr. Sokol did not discuss price for a potential transaction because Mr. Sokol said that any price discussion would occur with Mr. Warren E. Buffett, Berkshire Hathaway’s Chairman and Chief Executive Officer. Mr. Hambrick also offered to have a follow-up meeting with Mr. Sokol and Mr. Buffett if Mr. Sokol thought that such a meeting would be helpful to Berkshire Hathaway. Mr. Sokol indicated that he did not believe that there was any more information that Berkshire Hathaway needed at that time, but said that he would get back to Mr. Hambrick if additional meetings would be helpful. Mr. Sokol indicated that, as is typical in other Berkshire Hathaway acquisitions, if Berkshire Hathaway were to acquire Lubrizol, it would want Mr. Hambrick to continue to run the business. In response to a question from Mr. Sokol, Mr. Hambrick indicated that he had no present intention of retiring. However, at no point during the meeting did Mr. Sokol and Mr. Hambrick discuss potential compensation or employment terms for Mr. Hambrick in the event that a transaction between the two companies were to occur.

On January 26, 2011, Mr. Hambrick briefed Citi and Evercore on his meeting with Mr. Sokol.

On January 27, 2011, Mr. Sokol responded to Mr. Hambrick’s offer to meet with Mr. Buffett by calling Mr. Hambrick, stating that it would be helpful for Mr. Hambrick to meet with Mr. Buffett, and asking whether he would be willing to meet with Mr. Buffett in Omaha, Nebraska on February 8, 2011. Mr. Hambrick told Mr. Sokol that, subject to instruction by his Board, he was willing to meet with Mr. Buffett on February 8th. Mr. Sokol also said that, if Mr. Buffett wanted Berkshire Hathaway to proceed with an acquisition of Lubrizol, Mr. Buffett would have a view on what Berkshire Hathaway would be willing to pay, but that Mr. Buffett would not make an offer unless Mr. Hambrick wanted him to do so.

On January 28, 2011, the Board held an informal session in which a majority of the directors participated. Evercore, Jones Day and Lubrizol’s general counsel participated in the meeting. The Board received from Jones Day detailed instruction about its fiduciary duties in connection with the events that had taken place. Mr. Hambrick briefed the participants on his meeting and subsequent conversation with Mr. Sokol. Evercore informed the participants that on January 27, 2011, Mr. Buffett had called Evercore’s Chairman and indicated that Mr. Sokol’s feedback on his meeting with Mr. Hambrick had been very positive and that Mr. Buffett was interested in having Berkshire Hathaway acquire the outstanding shares of Company common stock if it could be done at a price that made sense to Berkshire Hathaway. Mr. Buffett also indicated that he was very interested in an opportunity to meet with Mr. Hambrick, and that, subject to the meeting, Berkshire Hathaway would be willing to make an offer at the meeting on February 8, 2011 if Lubrizol was willing to receive such an offer. The Board then engaged in an extensive and thorough discussion about Lubrizol’s other strategic activities, including the potential acquisitions that it was evaluating. The Board consulted with Evercore and Jones Day for their recommendation as to how to proceed, including whether or not Mr. Hambrick should meet with

Mr. Buffett. In an effort to determine whether substantial value for Lubrizol’s shareholders could be realized in an acquisition of Lubrizol by Berkshire Hathaway, the Board agreed that Mr. Hambrick should meet with Mr. Buffett. However, the Board reiterated to Evercore and Jones Day that the Board was confident about Lubrizol’s strategic direction and that the Board felt no pressure to sell Lubrizol. The Board also reiterated that Lubrizol should continue to evaluate and pursue all of its potential acquisitions as if the discussions with Berkshire Hathaway were not taking place.

On February 2, 2011, Lubrizol held an earnings call, during which management disclosed Lubrizol’s 2010 financial results, including 2010 pro forma earnings per share of $9.91 per share, as adjusted for restructuring and impairment charges. Lubrizol’s management also stated that Lubrizol’s margin and growth assumptions underlying the 2011 earnings per share guidance of $11.05 to $11.55 were consistent with the 2013 trajectory that had been communicated to investors on October 5, 2010 and included the effects of Lubrizol’s share repurchase program.

On February 4, 2011, Mr. Hambrick met with Evercore’s Chairman to discuss Mr. Hambrick’s upcoming meeting with Mr. Buffett, and the strategies that might be employed to elicit an expression of interest in Lubrizol at an attractive per share value.

On February 8, 2011, Mr. Hambrick met with Mr. Buffett in Omaha, Nebraska. Mr. Hambrick provided Mr. Buffett with an overview of Lubrizol’s corporate culture, philosophy and operations. Mr. Hambrick also discussed Lubrizol’s overall business and financial performance and described Lubrizol’s publicly available past results and publicly available forecasts through fiscal year 2013. Mr. Hambrick gave his views on the future of the specialty chemicals manufacturing industry and general industry dynamics. At this meeting, Mr. Buffett responded to a question from Mr. Hambrick about price by saying that Berkshire Hathaway would like to make an offer to buy all of the outstanding shares of Company common stock for $135.00 per share in cash. Mr. Hambrick told Mr. Buffett that he would relay Berkshire Hathaway’s proposal to the Board, but that he did not know whether or not the Board would be inclined to recommend the offer.

On February 9, 2011, the Board held an informal session in which a majority of the directors participated. Evercore and Jones Day participated in the meeting. The Board received from Jones Day detailed instruction about its fiduciary duties in connection with the events that had taken place. Mr. Hambrick briefed the participants on his meeting with Mr. Buffett. The Board instructed Evercore to perform an analysis, and to form a judgment about the value of Lubrizol. The Board also instructed Evercore to perform an analysis, and form a judgment about what the value of Lubrizol would be if it were able to complete the large potential acquisition that had been under evaluation. The Board indicated that it wished for the management of Lubrizol and Evercore to undertake all necessary actions, and perform all necessary analyses, so that the Board could make an informed review of Lubrizol’s strategic alternatives at the next regularly scheduled Board meeting.

On February 21 and February 22, 2011, the Board convened a regularly scheduled meeting. Members of Lubrizol’s senior management, Jones Day, Citi and Evercore participated in the meeting. The Board was provided another overview by Jones Day of its fiduciary duties. Among other matters considered by the Board, the Board engaged in an extensive and thorough discussion about (i) Berkshire Hathaway’s $135.00 per share proposal to acquire Lubrizol, (ii)

the potentially large acquisition that Lubrizol had been evaluating and (iii) a scenario in which Lubrizol completed only smaller acquisitions and continued to repurchase shares, taking into account the potential risks and benefits to Lubrizol’s shareholders of each scenario. Evercore reviewed with the Board its assessment of Berkshire Hathaway’s proposal and Evercore’s other assessments of Lubrizol, including valuation analyses. The Board then reviewed and considered detailed analyses prepared by Lubrizol’s management of the present value of Lubrizol’s expected future cash flows and the present value of future share prices based on various earnings per share projections and price to earnings ratios. The Board then discussed with Lubrizol’s management and advisors various possible execution and other risks associated with Lubrizol’s strategic plan and the potential acquisitions that it was evaluating. The Board also continued its discussion of stock buyback programs, taking into account the Board’s and management’s views that stock buybacks would not have a meaningful lasting impact on the market price of Lubrizol’s shares. After further discussion and consideration, the Board instructed Evercore to inform Berkshire Hathaway that the Board would be willing to recommend that shareholders accept an offer to buy all of the outstanding shares of Company common stock for $140.00 per share in cash.

On March 2, 2011, Evercore’s Chairman called Mr. Buffett to inform him that the Board was willing to support a transaction by which Berkshire Hathaway would acquire all of the outstanding shares of Lubrizol for $140.00 per share in cash. Mr. Buffett told Evercore’s Chairman that Berkshire Hathaway was unwilling to raise its offer beyond $135.00 per share.

On March 3, 2011, Lubrizol formally engaged Evercore to provide financial advisory services in connection with evaluating strategic and financial alternatives related to the proposal received from Berkshire Hathaway about a merger or sale of all or part of the equity, business or assets of Lubrizol or another significant corporate transaction with Berkshire Hathaway.

Also on March 3, 2011, the Board convened a special meeting. Evercore and Jones Day participated in the meeting. Jones Day provided the directors with another overview of its fiduciary duties. Evercore described for the Board the March 2, 2011 discussion between Evercore’s Chairman and Mr. Buffett. There was additional discussion about Evercore’s various valuation analyses. Evercore also indicated that, in its view, contacting other potential purchasers was unlikely to result in an offer being made for Lubrizol in excess of Berkshire Hathaway’s $135.00 per share cash offer. Evercore also noted that Berkshire Hathaway generally does not participate in auctions and that if Lubrizol contacted other potential parties, Berkshire Hathaway might withdraw its offer. Members of the Board asked numerous questions of Evercore and Jones Day, and the Board engaged in an extensive and thorough discussion about Berkshire Hathaway’s offer. Mr. Hambrick indicated that during his meetings with Berkshire Hathaway, no terms of Mr. Hambrick’s future employment had been discussed other than in response to a statement by Mr. Buffett that he would expect Mr. Hambrick to remain with Lubrizol for five years following a transaction with Berkshire Hathaway and Mr. Hambrick stated to Mr. Buffett that, if a transaction between the companies were to occur, he would be willing to remain for such period. Mr. Hambrick also informed the Board that he would be willing to support a transaction at $135.00 per share even if he would not remain employed by Lubrizol after the closing of the transaction.

After more discussion among the directors, including discussions about (i) the Berkshire Hathaway proposal, (ii) the large potential acquisition that Lubrizol had been evaluating, and (iii) a scenario in which Lubrizol completed only smaller acquisitions and continued to repurchase shares, taking into account the potential risks and benefits to Lubrizol’s shareholders of each scenario, the Board determined to pursue negotiations with Berkshire Hathaway toward a possible transaction for $135.00 per share in cash. The Board also determined that it would not be in the best interest of Lubrizol’s shareholders to solicit other bids for Lubrizol at that time. The Board therefore instructed Evercore’s Chairman to call Mr. Buffett to inform him that the

Board was willing to pursue negotiations toward a possible transaction in which Berkshire Hathaway would acquire all of the outstanding shares of Lubrizol for $135.00 per share in cash, subject to Berkshire Hathaway entering into a confidentiality agreement and Berkshire Hathaway being willing and able to move quickly to signing an acceptable definitive merger agreement.

On March 7, 2011, Evercore’s Chairman called Mr. Buffett to inform him that the Board was willing to negotiate a transaction in which Berkshire Hathaway would acquire all of the outstanding shares of Company common stock for $135.00 per share in cash, subject to Berkshire Hathaway executing a confidentiality agreement and Berkshire Hathaway being willing and able to move quickly to signing an acceptable definitive merger agreement. Mr. Buffett responded by confirming that Berkshire Hathaway was willing and able to move quickly to signing a definitive merger agreement and that Berkshire Hathaway did not need to perform any further due diligence. Evercore’s Chairman indicated that Lubrizol’s outside legal counsel would prepare a merger agreement based on the merger agreement entered into by Berkshire Hathaway in connection with its acquisition of Burlington Northern Santa Fe Corporation, which provided for a termination fee of approximately 1.0% of the transaction equity value.

During the evening of March 7, 2011, Jones Day provided a draft merger agreement and confidentiality agreement with a standstill provision to Berkshire Hathaway’s counsel, Munger Tolles & Olson, or Munger Tolles. The draft merger agreement provided for, among other things, a 60 day “go-shop” period with a termination fee equal to 0.5% of the transaction equity value for a superior transaction identified during the go-shop period, and a termination fee equal to 1.0% of the transaction equity value for a superior transaction identified after the go-shop period. On that day, Berkshire Hathaway executed the confidentiality agreement.

On March 8, 2011, Munger Tolles provided Jones Day with initial comments on the draft merger agreement. Munger Tolles indicated that the go-shop concept was unacceptable to Berkshire Hathaway, as it would not participate in auctions, and that Berkshire Hathaway would not accept a termination fee of less than $200,000,000, or approximately 2.2% of the transaction equity value.

Jones Day and Munger Tolles continued to negotiate the terms of the merger agreement. During the course of these discussions, Jones Day informed Munger Tolles that a termination fee of $200,000,000 in the event of a topping bid was unacceptable and was inconsistent with the terms upon which the Board was willing to enter into a transaction. Munger Tolles reiterated that Berkshire Hathaway would not agree to a deal with a termination fee of less than $200,000,000.

In addition to the discussions between Jones Day and Munger Tolles about the terms of the merger agreement, on March 10, 2011, Evercore reiterated to Munger Tolles that a $200,000,000 termination fee in the event of a topping bid was unacceptable to the Board and that a termination fee of 1.0% of the transaction equity value would be acceptable to the Board. Munger Tolles told Evercore that Berkshire Hathaway would not agree to a deal with a termination fee of less than $200,000,000. Jones Day and Evercore informed Munger Tolles that the size of the termination fee was an issue on which the Board would need to make a final decision. Throughout March 10 and 11, 2011, Jones Day continued to negotiate with Munger Tolles for a lower termination fee, but was ultimately unsuccessful.

On March 12, 2011, the Board convened a special meeting to consider the proposed transaction. All of the directors of Lubrizol attended this meeting, except one who had an international travel commitment that could not be changed. Members of Lubrizol’s senior management, Jones Day, Citi and Evercore participated in the meeting. The Board first met separately with Jones Day. Jones Day discussed a number of aspects of the proposed transaction and related matters, including an overview of the process and discussions with Berkshire Hathaway to date (including the discussions about the proposed transaction price and Berkshire Hathaway’s insistence on a $200,000,000 termination fee), the material terms of the proposed merger agreement and the negotiations between Jones Day and Munger Tolles over those terms, and the terms of Lubrizol’s engagements with each of Citi and Evercore and the fees payable to them under the terms of those engagements. Jones Day also reviewed with the Board their fiduciary duties in the context of the proposed transaction. The Board then engaged in an extensive and thorough discussion about all of these matters, including (i) the Berkshire Hathaway proposal, (ii) the large potential acquisition that Lubrizol had been evaluating, and (iii) a scenario in which Lubrizol completed only smaller acquisitions and continued to repurchase shares, taking into account the potential risks and benefits to Lubrizol’s shareholders of each scenario. The Board engaged in a further discussion regarding the risks and uncertainties associated with the large potential acquisition that Lubrizol was evaluating, including integration risk and the fact that the contemplated purchase price represented a projected return that would not be materially above Lubrizol’s cost of capital. The Board also engaged in an extensive discussion regarding the risks and challenges to Lubrizol in executing its strategic plan in a situation where it remained independent and did not complete any large acquisitions. During the course of the discussion Mr. Hambrick confirmed that he had no discussions with Mr. Buffett or any other representative of Berkshire Hathaway regarding the terms of his employment should a transaction occur. As Mr. Hambrick previously noted to the Board on March 3rd, in response to a statement by Mr. Buffett that he would expect Mr. Hambrick to remain with Lubrizol for five years following a transaction with Berkshire Hathaway, Mr. Hambrick indicated that he would be willing to so commit.

The Board then asked members of Lubrizol’s senior management, Citi and Evercore to join the meeting. The Board again considered whether to contact other potential acquirors to solicit interest for an acquisition of Lubrizol. In connection with this consideration, Evercore discussed the likelihood of a potential topping offer and the $200,000,000 termination fee upon which Berkshire Hathaway was insisting. Evercore listed financial sponsors that may have the financial capability to consider a topping offer, and strategic buyers that might participate if an auction for the sale of Lubrizol was conducted. Evercore concluded that, in its view, it was unlikely that there would be any financial sponsors or strategic buyers that reasonably would be expected to be willing to pay more than $135.00 per share in cash even if Lubrizol were to conduct an auction. Evercore stated that the $200,000,000 termination fee was toward the low end of the range for termination fees of comparable size transactions, and that a $200,000,000 termination fee would not preclude a serious interloper from making an offer. Evercore also noted that Berkshire Hathaway generally does not participate in auctions and that if Lubrizol contacted other potential parties, Berkshire Hathaway might withdraw its offer. Citi concurred that a termination fee of approximately 2.2% of the transaction equity value was toward the lower end of break-up fees in selected transactions of comparable size. Citi also concurred that Berkshire Hathaway generally takes the position that it does not participate in auctions. After further discussion, the Board concluded that it would not be in the best interests of the shareholders of Lubrizol to solicit other bids for Lubrizol prior to entering into a merger agreement with Berkshire Hathaway.

At this meeting, Jones Day summarized certain merger agreement obligations, conditions and termination rights relating to obtaining regulatory approvals, as well as the provisions and termination fee applicable in situations in which the transaction was made the subject of competitive bids from third parties or in which the Board withdrew its recommendation of the transaction. The directors asked a number of questions of Jones Day about those and other matters. Citi and Evercore indicated that they performed their respective financial analyses independently.

Evercore then reviewed with the Board its financial analyses of the $135.00 per share cash consideration, which are described under “—Opinion of Evercore Group L.L.C.” below, and rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated March 12, 2011, to the effect that, as of that date and based on and subject to the various assumptions and limitations set forth in its opinion, the $135.00 per share cash consideration to be received in the merger by Lubrizol shareholders was fair, from a financial point of view, to such holders. The full text of the written opinion of Evercore, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion is attached as Annex B.

Citi then reviewed with the Board its financial analyses of the $135.00 per share cash consideration, which are described under “—Opinion of Citigroup Global Markets Inc.” below, and rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated March 12, 2011, to the effect that, as of that date and based on and subject to the various assumptions and limitations set forth in its opinion, the $135.00 per share cash consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders. The full text of the written opinion of Citi, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion is attached as Annex C.

The Board then excused Citi, Evercore and members of Lubrizol’s senior management. Following an extensive and thorough discussion, all of Lubrizol’s directors participating in the meeting unanimously determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of Lubrizol’s shareholders, declared that the merger was advisable, approved the merger agreement and the transactions contemplated thereby, directed that the adoption of the merger agreement be submitted to a vote at a meeting of Lubrizol’s shareholders and resolved to recommend to Lubrizol’s shareholders that they adopt the merger agreement.

Following the conclusion of the special meeting, Jones Day called Munger Tolles to inform them of the result of Lubrizol’s special meeting.

On March 13, 2011, the board of directors of Berkshire Hathaway convened a special meeting of its board of directors to consider the proposed transaction. All of the directors of Berkshire Hathaway participating in the meeting unanimously approved the merger agreement that evening.

During the evening of March 13, 2011, Berkshire Hathaway and Lubrizol executed and delivered the merger agreement.

During the early morning on March 14, 2011, Berkshire Hathaway and Lubrizol announced the signing of the merger agreement through a joint press release.

Lubrizol’s Reasons for the Merger

The Board, at a special meeting held on March 12, 2011:

•	determined that the merger agreement and the merger were advisable and in the best interests of Lubrizol’s shareholders;

•	approved the merger agreement; and

•	voted to recommend that Lubrizol’s shareholders vote in favor of the adoption of the merger agreement.

In evaluating the merger, the Board consulted with management as well as Lubrizol’s legal and financial advisors. The Board also considered various material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Board. In view of the wide variety of factors considered in connection with the merger, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board considered this information and these factors as a whole in deciding to recommend the adoption of the merger agreement.

The Board considered the following factors as generally supporting its decision to recommend that Lubrizol’s shareholders vote in favor of the adoption of the merger agreement:

•

the current and historical market prices of Lubrizol’s common shares, including the fact that the $135.00 per share cash merger consideration represented a premium of approximately 28.0% over the closing price of Lubrizol’s common shares on the NYSE on March 11, 2011, the last full trading day before the Board met to review and consider approval of the merger agreement and the transactions contemplated thereby;

•

the fact that the merger consideration represented a premium of approximately 23.4% to the average closing price of Lubrizol’s common shares for the 30 trading days prior to and including March 11, 2011 and a premium of approximately 17.6% over the highest closing price for Lubrizol common shares during the 12-month period prior to March 11, 2011, and that Lubrizol’s common shares have never closed at or above $135.00;

•

its belief, based on discussions and negotiations with the assistance of Lubrizol’s management and advisors with Berkshire Hathaway, including Berkshire Hathaway’s statement that the $135.00 per share price was its best and final offer, that $135.00 per share was the highest price that Berkshire Hathaway would be willing to pay and that Berkshire Hathaway generally does not participate in auctions and might withdraw its offer if Lubrizol were to conduct an auction process;

•	its belief that it was unlikely that any other financial sponsors or strategic buyers would be willing to pay more than $135.00 per share in cash, even if Lubrizol were to conduct an auction process;

•

its belief that, unless Lubrizol were able to implement successfully a number of strategic initiatives, at least maintain its current margins, achieve volume growth greater than its long-term outlook and experience a significant increase in the trading multiple of its common shares, Lubrizol’s common share price was not likely to reach $135.00 in the short or medium term;

•

the fact that Lubrizol’s common shares have historically traded at a discount to its specialty chemicals peers on an enterprise/EBITDA multiple basis and a price/earnings multiple basis, and its belief that, due to the low growth rate of many of the end-markets in Lubrizol’s lubricant additives business and the uncertainty among investors regarding the sustainability of Lubrizol’s operating margins, Lubrizol’s stock price was not likely to exceed the merger consideration in the near to medium term;

•

its knowledge of the current economic environment generally, including recent increases in commodity prices, and the impact of such conditions and changes on the specialty chemicals industry generally and on Lubrizol specifically, including the likely effects of these conditions and changes on Lubrizol’s potential growth, productivity, strategic options and the trading price of its common shares;

•

based on its knowledge and discussions with management regarding Lubrizol’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of Lubrizol’s business and the industry in which it competes, and industry, economic and market conditions, both on a historical and on a prospective basis, its belief that the merger presented an opportunity for Lubrizol’s shareholders to realize greater value than the value likely to be realized by Lubrizol’s shareholders in the event Lubrizol remained independent or pursued other alternatives;

•

based on the review of the possible alternatives to a sale of Lubrizol, including the prospects of continuing to operate Lubrizol in accordance with the existing business plan or undertaking additional share buyback programs, recapitalization or other strategic initiatives, the potential value to shareholders of such alternatives and the timing and likelihood of actually achieving additional value for shareholders from these alternatives, its belief that none of these options, on a risk-adjusted basis, was reasonably likely to create value for shareholders greater than the merger consideration;

•

Evercore’s and Citi’s respective opinions and financial presentations, each dated March 12, 2011, as to the fairness, from a financial point of view and as of such date, to Lubrizol shareholders of the merger consideration to be received by such shareholders, as more fully described below under the captions “—Opinion of Evercore Group L.L.C.” beginning on page 30 and “—Opinion of Citigroup Global Markets Inc.” beginning on page 42, respectively;

•

based on the Board’s general knowledge of Berkshire Hathaway’s business, operations, management, reputation and strong financial condition, its belief that there was a high probability that the merger would be completed successfully on the agreed-upon terms after a merger agreement was entered into with Berkshire Hathaway;

•

the fact that the merger consideration consists solely of cash (which provides certainty of value to Lubrizol shareholders and does not expose them to any future risks related to the business, as compared to a transaction in which shareholders receive shares or other securities, or as compared to remaining independent) and that the merger is not subject to any financing conditions;

•	the continued costs, risks and uncertainties associated with continuing to operate as a public company, including risks associated with Lubrizol’s operations;

•

the fact that the merger agreement permits Lubrizol to declare and pay to its shareholders dividends on a basis consistent with past practice during the period prior to the closing of the merger, which effectively increases the potential amount payable to Lubrizol’s shareholders through the effective time of the merger;

•	the fact that Lubrizol shareholders who dissent from the merger will have appraisal rights, as described in the section entitled “—Appraisal Rights of Lubrizol Shareholders” beginning on page 59; and

•	the terms of the merger agreement, as reviewed by the Board with Lubrizol’s legal advisors, including:

•	sufficient operating flexibility for Lubrizol to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

•	the fact that the completion of the merger is not conditioned on Berkshire Hathaway obtaining financing;

•

the fact that the conditions required to be satisfied prior to completion of the merger can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated on a timely basis;

•

the Board’s ability to withdraw or modify its recommendation that Lubrizol’s shareholders vote in favor of adopting the merger agreement if, and to the extent, the Board determines in good faith, after consultation with outside counsel, that failing to take such actions would result in a breach of the Board’s fiduciary duties;

•

the Board’s ability to furnish information to and engage in negotiations with third parties under certain circumstances, as more fully described in “The Merger Agreement—Covenants and Agreements—No Solicitation; Board Recommendation” beginning on page 70; and

•

the Board’s ability to consider, and under certain conditions, to accept, an unsolicited superior proposal in order to comply with the Board’s fiduciary duties, and Lubrizol’s corresponding right to terminate the merger agreement upon the payment of a termination fee of $200 million to Berkshire Hathaway in order to enter into a definitive agreement providing for a superior proposal; and

•

the $200 million termination fee payable in the merger, which the Board believed, after consultation with Lubrizol’s advisors, was reasonable and not likely to preclude a superior alternative proposal for a business combination with Lubrizol.

In addition, the Board considered a number of potential negative factors in its deliberations concerning the merger, including the following:

•

the non-solicitation provisions of the merger agreement that restrict Lubrizol’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire Lubrizol, and the fact that, upon termination of the merger agreement under certain specified circumstances, Lubrizol will be required to pay a termination fee, which could have the effect of discouraging alternative proposals for a business combination with Lubrizol. However, the Board also noted that the termination fee provisions of the merger agreement were a necessary aspect of assuring Berkshire Hathaway’s entry into the merger agreement and, after consultation with Lubrizol’s advisors, the Board determined that the termination fee provisions of the merger agreement were reasonable and not likely to preclude a superior alternative proposal for a business combination with Lubrizol;

•	the fact that the merger may not be completed unless and until specified conditions are satisfied (see “The Merger Agreement—Conditions of the Merger” beginning on page 77);

•

the potential risk and costs to Lubrizol if the merger does not close, including the potential distraction of employee and management attention during the pendency of the transaction, employee attrition, the possible impact on customer relationships, the potential effect on existing relationships with other parties, and the impact that the failure of the merger to close could have on the trading price of Lubrizol common shares, Lubrizol’s operating results (including the costs incurred in connection with the transactions) and Lubrizol’s ability to maintain sales, but the Board believed that these risks were reasonable and worthwhile to undertake considering the terms of the merger agreement, including the likelihood that conditions to closing would be satisfied, and the absence of a financing contingency;

•

the fact that gains from an all-cash transaction would generally be taxable to shareholders for United States federal income tax purposes (see “— Certain United States Federal Income Tax Consequences” beginning on page 57.)

•

the fact that the all-cash price, while providing relative certainty of value, would not allow Lubrizol shareholders to participate, on a tax-efficient basis, in any future appreciation of Berkshire Hathaway’s stock or benefit from any future appreciation in the value of Lubrizol after the merger;

•	the potential of shareholder suits or other litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending those proceedings; and

•

the fact that the merger agreement restricts Lubrizol’s ability to engage in certain activities between the date the merger agreement was signed and the effective time of the merger, and that these restrictions could prevent Lubrizol from taking advantage of business opportunities, such as potential acquisitions, which would be advisable if Lubrizol were to remain an independent company, but the Board believed these restrictions would not interfere with Lubrizol’s ability to operate in the ordinary course of business.

During its consideration of the merger with Ohio Merger Sub, the Board was also aware that some of Lubrizol’s directors and executive officers have interests in the merger that differ from or are in addition to those of Lubrizol’s shareholders generally, as described in “—Interests of Lubrizol Directors and Executive Officers in the Merger” beginning on page 50.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board but is believed to address the material information and factors considered. In view of the wide variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. In considering the factors discussed above, individual directors may have given different weights to different factors. After taking into consideration all of the factors set forth above as a whole, as well as other factors not specifically described above, the Board concluded that the merger is advisable and in the best interests of Lubrizol’s shareholders, and approved the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of Lubrizol’s Board of Directors

At its meeting on March 12, 2011, after due consideration, the Board approved the merger agreement and the merger and unanimously recommended that Lubrizol’s shareholders vote “FOR” the adoption of the merger agreement.

Opinion of Evercore Group L.L.C.

On March 12, 2011, Evercore delivered an oral opinion to the Board, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration to be received by Lubrizol shareholders pursuant to the merger was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of Evercore, dated March 12, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Board and addresses only the fairness, from a financial point of view, of the merger consideration to the Lubrizol shareholders entitled to receive the merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any Lubrizol shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Lubrizol, nor does it address the underlying business decision of Lubrizol to engage in the merger.

In connection with rendering its opinion, Evercore has, among other things:

•	reviewed certain publicly available business and financial information relating to Lubrizol that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Lubrizol prepared and furnished to Evercore by management of Lubrizol;

•	reviewed certain non-public projected financial data relating to Lubrizol prepared and furnished to Evercore by Lubrizol’s management (“management projections”);

•

discussed the past and current operations, financial projections and current financial condition of Lubrizol with management of Lubrizol (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of the Lubrizol common shares;

•	compared the financial performance of Lubrizol and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of Lubrizol and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•

reviewed a draft of the merger agreement dated March 11, 2011, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore’s analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the management projections, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Lubrizol as to the future financial performance of Lubrizol under the business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to Lubrizol or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Lubrizol or the consummation of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Lubrizol, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Lubrizol under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the Lubrizol shareholders, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Lubrizol, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Lubrizol, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the merger would not affect its analysis in any material respect. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to Lubrizol, nor did it address the underlying business decision of Lubrizol to engage in the merger. Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Lubrizol common shares or any business combination or other extraordinary transaction involving Lubrizol. Evercore’s opinion did not constitute a recommendation to the Board or to any other persons in respect of the merger, including as to how any shareholder should vote or act in respect of the merger. Evercore expressed no opinion as to the price at which shares of Lubrizol will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Lubrizol and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the Board imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or Lubrizol’s management with respect to the merger or the merger consideration payable in the merger.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board on March 12, 2011 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore.

The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before March 11, 2011 (the last trading day prior to March 12, 2011, the date on which the Board approved the merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Summary of Projections. The following is a summary of the projections that were relied upon by Evercore in performing its analysis (the “projections”). The projections reflect the following adjustments made by Evercore to the management projections, all of which adjustments were approved by Lubrizol’s management. With respect to estimates for earnings before interest, taxes, depreciation and amortization (“EBITDA”) and for earnings per share (“EPS”), the projections exclude non-recurring charges, and the EPS projections were tax-adjusted at a tax rate of 32.0%. Additionally, the projections for pro forma fiscal year 2010 and estimated fiscal year 2011 were adjusted to include the pro forma contributions resulting from the $166 million acquisition of Nalco Personal Care assets announced January 26, 2011. In addition, the 2011 – 2015 projection period reflects the pro forma application of excess cash (as defined by Lubrizol’s management) to future share repurchases, which impacted EPS estimates as well as projected cash and cash equivalents balances over the projection period.

The following table summarizes the projections (dollars in millions, except for per share amounts):

		Projected
	2010PF	2011E	2012E	2013E	2014E	2015E
Revenue	$5,463	$5,964	$6,319	$6,680	$6,988	$7,319

EBITDA	$1,297	$1,373	$1,463	$1,580	$1,673	$1,765

EPS	$10.10	$11.25	$12.83	$14.64	$16.45	$18.18

Unlevered Free Cash Flow (1)		$592	$596	$682	$833	$919

(1)	The unlevered free cash flow projections were used in the Discounted Cash Flow Analysis and do not reflect any capital structure adjustments or share repurchases.

Analysis of Multiples at Offer Price. Evercore calculated and compared the following financial multiples and ratios for Lubrizol based on the projections, as of March 11, 2011 and with respect to the merger consideration of $135.00 per share.

•

Ratios of total enterprise value (“TEV”) (which represents market capitalization plus the total outstanding debt and minority interest (interests held by third parties in certain of Lubrizol’s subsidiaries), less cash and cash equivalents balance) to EBITDA, which is commonly referred to as TEV / EBITDA multiple, for each of Lubrizol’s pro forma fiscal year 2010, estimated fiscal year 2011 and estimated fiscal year 2012; and

•

Ratios of the applicable closing price of Lubrizol common shares to EPS, which is commonly referred to as price to earnings multiple, for each of Lubrizol’s pro forma fiscal year 2010, estimated fiscal year 2011 and estimated fiscal year 2012.

The following tables present the results of this analysis (dollars in millions, except for per share amounts):

TEV / EBITDA Multiple
Fiscal Period	EBITDA	Share price as of March 11, 2011 ($105.44)	Consideration ($135.00)
2010PF	$1,297	6.0x	7.5x
2011E	$1,373	5.6x	7.1x
2012E	$1,463	5.3x	6.6x

Price to Earnings Multiple
Fiscal Period	EPS	Share price as of March 11, 2011 ($105.44)	Consideration ($135.00)
2010PF	$10.10	10.4x	13.4x
2011E	$11.25	9.4x	12.0x
2012E	$12.83	8.2x	10.5x

Historical Trading Analysis and Implied Transaction Premiums. Evercore reviewed the percentage change relative to the March 11, 2011 closing price of Lubrizol common shares and calculated the premium to be paid in the merger relative to the closing price of Lubrizol common shares as of the dates and periods set forth below:

		Premium / (Discount) to
Period	Price	Share Price as of March 11, 2011 ($105.44)	Consideration ($135.00)
March 11, 2011	$105.44	—	28.0%
1 Trading Day Prior (3/10/2011)	$105.07	0.4%	28.5%
5 Trading Days Prior (3/04/2011)	$107.59	(2.0%)	25.5%
10 Trading Days prior (2/25/2011)	$108.47	(2.8%)	24.5%
20 Trading Days Prior (2/14/2011)	$113.36	(7.0%)	19.1%
60 Trading Days Prior (12/21/2010)	$109.28	(3.5%)	23.5%
120 Trading Days Prior (9/28/2010)	$106.84	(1.3%)	26.4%

5 Trading Days Average (3/04/2011 – 3/11/2011)	$105.66	(0.2%)	27.8%
10 Trading Days Average (2/25/2011 – 3/11/2011)	$106.36	(0.9%)	26.9%
20 Trading Days Average (2/14/2011 – 3/11/2011)	$108.27	(2.6%)	24.7%
60 Trading Days Average (12/21/2010 – 3/11/2011)	$107.78	(2.2%)	25.3%
120 Trading Days Average (9/28/2010 – 3/11/2011)	$108.02	(2.4%)	25.0%

52-Week High (10/25/2010)	$114.81	(8.2%)	17.6%
52-Week Low (7/02/2010)	$78.61	34.1%	71.7%

Research Analyst Price Targets. Evercore analyzed research analyst estimates of potential future value for Lubrizol common shares (“price targets”) based on publicly available equity research published with respect to Lubrizol. Evercore observed that, as of March 11, 2011, research analyst one-year forward price targets for Lubrizol common shares ranged from $117.00 to $148.00 per share, with an average price target of $128.83 per share. Evercore then discounted the price targets twelve months at an assumed equity discount rate of 11.5%, resulting in a present value ranging from $104.93 to $132.74 per share.

Analysis of Selected Publicly Traded Companies. Evercore reviewed and compared certain financial and operating information relating to Lubrizol to corresponding information of a group of selected publicly traded companies in the specialty chemicals industry. Although none of the selected publicly traded companies are directly comparable to Lubrizol, the companies were chosen because they have certain characteristics that are similar to those of Lubrizol. The selected companies were as follows:

• Albemarle Corp.	• NewMarket Corp.

• Cytec Industries Inc.	• PPG Industries, Inc.

• Dow Chemical Co.	• Rockwood Holdings, Inc.

• E.I. DuPont de Nemours & Co.	• Valspar Corp.

• Eastman Chemical Co.

Evercore calculated and analyzed various financial multiples and ratios of Lubrizol and the selected companies as follows:

•	TEV / EBITDA multiple for calendar year 2010, estimated calendar year 2011 and estimated calendar year 2012; and

•	Price to earnings multiple for calendar year 2010, estimated calendar year 2011 and estimated calendar year 2012.

The multiples for each of the selected companies were calculated using the closing price of the selected companies’ common stock on March 11, 2011 and were based on, and derived from, publicly available filings, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms and financial data provided by FactSet Research Systems Inc. The multiples for Lubrizol were calculated using the closing price of Lubrizol common shares on March 11, 2011 and were based on, and derived from, publicly available information and the projections.

		Selected Publicly Traded Companies
Multiple	Lubrizol	Low		High
TEV/EBITDA:
2010A	6.0x	6.1x	(1)	10.3x
2011E	5.6x	5.9x	(1)	8.8x
2012E	5.3x	5.5x	(1)	8.3x

Price/Earnings:
2010A	10.4x	10.8x	(1)	21.4x
2011E	9.4x	9.7x	(1)	16.7x
2012E	8.2x	9.2x	(1)	13.7x

(1)	NewMarket Corp.
(2)	Lubrizol 2012E Price/Earnings multiple assumes no share repurchases

As part of its analysis, Evercore examined the historical similarity in forward trading EBITDA and price to earnings multiples between Lubrizol and NewMarket Corp., the only other publicly traded company in the comparison group that is primarily focused on lubricant additives products and that historically has traded at multiples similar to those of Lubrizol (and at a discount to the other selected publicly traded companies). Given the similarities between Lubrizol and NewMarket Corp., Evercore applied substantially greater weighting to NewMarket Corp.’s current trading multiple than to the larger group of selected publicly traded companies.

In order to derive an implied equity value range for Lubrizol, Evercore applied ranges of selected multiples of the financial and operating information to the comparable data for Lubrizol, based on the projections. Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, product diversity, commodity exposure, relative profitability and expected growth of Lubrizol, and taking into account the multiples and ratios for the selected publicly traded companies, including the added weighting given to NewMarket Corp.

For the TEV to EBITDA multiple valuation, the selected multiple range was applied to the EBITDA metric to obtain an implied TEV. Implied equity value was calculated by subtracting debt and minority interest from the implied TEV, and adding cash and cash equivalents, all balances as of December 31, 2010. Evercore divided the implied equity value by the number of fully diluted shares of Lubrizol as provided by Lubrizol’s management as of March 4, 2011 and compared each resulting implied per share equity value range against the merger consideration.

Multiple	Applicable 2011E Metric	Range of Multiples	Implied Per Share Reference Range
TEV / EBITDA	$1,373 million	5.5x - 7.0x	$102.75 - $133.63
Price / Earnings	$11.25	9.0x - 12.0x	$101.21 - $134.95

Selected Precedent Transactions Analysis. Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the merger. Evercore analyzed 19 merger and acquisition transactions that were announced between January 1, 2000 and March 11, 2011 involving the acquisition of specialty chemical companies and businesses. The selected transactions are set forth below:

Date Announced	Acquiror	Target

06/19/2010	Corn Products International, Inc.	National Starch and Chemical Co. (AkzoNobel, N.V.)
07/11/2008	Ashland Inc.	Hercules Inc.
07/10/2008	Dow Chemical Co.	Rohm & Haas Co.
08/06/2007	Henkel Group	National Starch – Adhesives & Elect. Materials (Innovative Composites International, Inc.)
05/31/2007	Carlyle Group	PQ Corporation (CCMP Capital Advisors, LLC, Gleacher & Company, Inc.)
05/21/2007	Saudi Basic Industries Corporation	GE Plastics
09/14/2006	Apollo Management LP	GE Advanced Materials
08/31/2006	Court Square Partners, Weston Presidio	MacDermid Inc.
01/03/2006	BASF AG	Engelhard Corp.
10/07/2005	INEOS Group Ltd.	Innovene (BP p.l.c.)
03/09/2005	Crompton Corp.	Great Lakes Chemical Corp.
10/06/2004	Henkel Corp.	Sovereign Specialty Chemicals
04/16/2004	Lubrizol Corp.	Noveon International Inc.
08/31/2003	Koch Industries Inc.	INVISTA
02/12/2002	GE Specialty Materials	BetzDearborn – Water Treatment
11/09/2000	Berkshire Hathaway Inc.	Benjamin-Moore and Co.
07/24/2000	Rhodia SA	ChiRex Inc.
07/09/2000	Invitrogen Corp.	Dexter Corp.
06/23/2000	Valspar Corp.	Lilly Industries Inc.

While none of the companies that participated in the selected transactions is directly comparable to Lubrizol and none of the transactions in the selected transactions analysis is directly comparable to the merger, Evercore selected these transactions because each of the target companies was involved in the specialty chemical industry and had operating characteristics and products that for purposes of analysis may be considered similar to certain of Lubrizol’s operating characteristics and products.

For each of the selected transactions, Evercore calculated and compared TEV based on the implied transaction price as a multiple of the target’s last twelve months (“LTM”), EBITDA. Evercore noted that public financial information was unavailable for certain of the transactions. The results of this TEV/ LTM EBITDA analysis indicated a low value of 6.7x and a high value of 16.0x.

Applying a range of multiples of TEV to LTM EBITDA of 7.0x – 8.0x to Lubrizol’s pro forma fiscal year 2010 EBITDA of $1,297 million, this analysis indicated a range of implied per share equity values for Lubrizol of approximately $125.62 to $145.06 as compared to the merger consideration of $135.00 per share.

Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its understanding of the size, product diversity, commodity exposure, relative profitability and expected growth of Lubrizol, and taking into account the multiples for the selected precedent transactions.

Present Value of Future Stock Price Analysis. Using the projections, Evercore analyzed the present value of the future share price of Lubrizol. This analysis was designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA and EPS, and its assumed TEV to EBITDA multiple and price to earnings multiple.

Evercore applied the present value of future stock price methodology to a two-year time horizon through December 31, 2012 and a four-year time horizon through December 31, 2014.

For the EBITDA multiple analysis over the two-year time horizon, Evercore first multiplied the 2013 EBITDA estimate by a range of forward TEV to EBITDA multiples of 5.5x to 7.0x and next subtracted the debt and minority interest and added projected cash and cash equivalents as of December 31, 2012.

For the price to earnings analysis over the two-year time horizon, Evercore multiplied the 2013 EPS estimate by a range of forward price to earnings multiples of 9.0x to 12.0x.

For each analysis, Evercore then calculated the implied per share future equity values before dividends received for the Lubrizol common shares at the end of fiscal year 2012 and discounted those values to December 31, 2010 using an equity discount rate of 11.5%. The discount rate was based on Evercore’s analysis of the equity cost of capital for Lubrizol.

For each analysis, Evercore also calculated the present value, as of December 31, 2010, of the dividends per share to be received by shareholders in fiscal years 2011 and 2012 using estimates prepared by Lubrizol’s management and applying an equity discount rate of 11.5%.

After adding together the present value of the implied equity per share and the present value of the dividends per share to be received by shareholders in fiscal years 2011 and 2012, the analysis resulted in a range of implied share prices as of December 31, 2010 for Lubrizol, as summarized below:

Multiple	Applicable 2013E Metric	Range of Multiples	Implied Per Share Reference Range
TEV / EBITDA	$1,580 million	5.5x - 7.0x	$114.29 - $146.34
Price / Earnings	$14.64	9.0x - 12.0x	$109.19 - $144.52

Evercore also performed the same analysis but applied Lubrizol’s forward trading multiples as of March 11, 2011, which were 5.6x EBITDA and 9.4x price to earnings, which resulted in an estimated implied share price as of December 31, 2010 for Lubrizol, as summarized below:

Multiple	Applicable 2013E Metric	Current Company Trading Multiple (March 11, 2011)	Implied Per Share Equity Reference
TEV / EBITDA	$1,580 million	5.6x	$117.08
Price / Earnings	$14.64	9.4x	$113.61

For the EBITDA multiple analysis over the four-year time horizon, Evercore first multiplied the 2015 EBITDA estimate by a range of TEV to EBITDA multiples of 5.5x to 7.0x and next subtracted the debt and minority interest and added projected cash and cash equivalents as of December 31, 2014.

For the price to earnings analysis over the four-year time horizon, Evercore multiplied the 2015 EPS estimate by a range of forward price to earnings multiples of 9.0x to 12.0x.

For each analysis, Evercore then calculated the implied per share future equity values before dividends received for the Lubrizol common shares at the end of fiscal year 2014 and discounted those values to December 31, 2010 using an equity discount rate of 11.5%.

For each analysis, Evercore also calculated the present value, as of December 31, 2010, of the dividends per share to be received by shareholders in fiscal years 2011, 2012, 2013 and 2014 using estimates prepared by Lubrizol’s management and applying an equity discount rate of 11.5%.

After adding together the present value of the implied equity per share and the present value of the dividends per share to be received by shareholders in fiscal years 2011, 2012, 2013 and 2014, the analysis resulted in a range of implied share prices as of December 31, 2010 for Lubrizol, as summarized below:

Multiple	Applicable 2015E Metric	Range of Multiples	Implied Per Share Reference Range
TEV / EBITDA	$1,765 million	5.5x - 7.0x	$121.29 - $153.51
Price / Earnings	$18.18	9.0x - 12.0x	$112.32 - $147.60

Evercore also performed the same analysis but applied Lubrizol’s forward trading multiples as of March 11, 2011, which were 5.6x EBITDA and 9.4x price to earnings, which resulted in an estimated implied share price as of December 31, 2010 for Lubrizol, as summarized below:

Multiple	Applicable 2016E Metric	Current Company Trading Multiple (March 11, 2011)	Implied Per Share Equity Reference
TEV / EBITDA	$1,765 million	5.6x	$124.10
Price / Earnings	$18.18	9.4x	$116.74

Discounted Cash Flow Analysis. Evercore performed a discounted cash flow analysis on the projections with respect to the estimated future performance of Lubrizol for the purpose of determining the fully diluted equity value per share of Lubrizol common shares. Evercore calculated the unlevered free cash flows that Lubrizol expected to generate (based upon the projections) for fiscal years 2011 through 2015. Evercore also calculated a range of terminal values of Lubrizol at the end of fiscal year 2015 by applying a range of terminal trailing EBITDA multiples of 5.5x to 7.5x (which was selected by Evercore based on its judgment and experience as informed by the historical trading multiple range for Lubrizol) to Lubrizol’s estimated fiscal year 2015 EBITDA. The unlevered free cash flows and range of terminal values were then discounted to present values as of December 31, 2010 using a discount rate of 10.0%, which was selected by Evercore based upon an analysis of the weighted average cost of capital of Lubrizol. Evercore then calculated a range of TEVs of Lubrizol by adding the present values of the unlevered free cash flows to the present values of Lubrizol’s terminal value at December 31, 2015 for each EBITDA multiple within the chosen range.

To calculate the illustrative range of implied equity values per share, Evercore subtracted Lubrizol’s estimated total debt and minority interest and divided such equity value by the number of fully diluted shares of Lubrizol as provided by Lubrizol’s management as of March 4, 2011. This analysis resulted in a range of implied equity values per share of approximately $122.06 to $154.92 per share of Lubrizol common shares.

Evercore also performed the same analysis but applied Lubrizol’s trailing trading multiple as of March 11, 2011, which was 6.0x EBITDA, which resulted in an estimated implied share price as of December 31, 2010, of $129.65 per share.

Leveraged Buyout Analysis. Evercore performed a leveraged buyout analysis of Lubrizol in order to ascertain the price per share that one or more potential financial buyers might be willing to pay based upon the projections. Evercore calculated the implied value per share of Lubrizol common shares that would generate an internal rate of return ranging between 18.0% and 22.0% assuming the following valuation scenarios: (i) selected exit multiples are equal to the purchase price multiple across a range of purchase prices, (ii) the selected exit multiple is equal to 6.5x estimated EBITDA in 2015, and (iii) the selected exit multiple is equal to 6.5x estimated EBITDA in 2015 and a recapitalization is assumed to occur at December 31, 2013, the proceeds of which are assumed to be paid to the financial buyers as a cash dividend, thereby improving the calculated internal rate of return. Using the results of these analyses and its judgment, Evercore derived an implied value per share of Lubrizol common shares of $125.00 to $135.00.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Lubrizol. No company used in the above analyses as a comparison is directly comparable to Lubrizol, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lubrizol or its respective advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to the Lubrizol shareholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The merger consideration to be received by the Lubrizol shareholders pursuant to the merger was determined through arm’s-length negotiations between Lubrizol and Berkshire

Hathaway and was approved by the Board. Evercore did not recommend any specific consideration to Lubrizol or that any given consideration constituted the only appropriate consideration.

Pursuant to the terms of Evercore’s engagement letter with Lubrizol, a contingent fee of $26.0 million becomes payable to Evercore promptly upon consummation of the merger, $3.0 million of which was deemed earned upon delivery of Evercore’s fairness opinion to the Board. Also, a previously earned and received advisory fee of $1.0 million for general financial and strategic advisory services to Lubrizol and the Board will also be credited against the total advisory fee. In addition, Lubrizol has agreed to reimburse Evercore for its reasonable and customary expenses (including legal and other professional fees, expenses and disbursements), and to indemnify Evercore for certain liabilities arising out of its engagement.

Prior to its engagement, Evercore and its affiliates provided financial advisory services to Lubrizol and received fees for the rendering of those services, including the reimbursement of expenses. During the two year period prior to the date of its opinion, no material relationship existed between Evercore and its affiliates and Berkshire Hathaway pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Lubrizol or Berkshire Hathaway or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Lubrizol, Berkshire Hathaway and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Board engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Opinion of Citigroup Global Markets Inc.

Lubrizol has retained Citi as a financial advisor in connection with the merger and requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received by Lubrizol shareholders. On March 12, 2011, at a meeting of the Board at which the merger was approved, Citi rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated March 12, 2011, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by Lubrizol shareholders was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated March 12, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Citi’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Lubrizol to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Lubrizol or the effect of any other transaction in which Lubrizol might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated March 12, 2011, of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Lubrizol concerning the business, operations and prospects of Lubrizol;

•	reviewed certain publicly available business and financial information relating to Lubrizol;

•	reviewed certain financial forecasts and other information and data relating to Lubrizol provided to or discussed with Citi by Lubrizol’s management;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Lubrizol common shares, Lubrizol’s historical and projected earnings and other operating data and Lubrizol’s capitalization and financial condition;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Lubrizol;

•	analyzed, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Lubrizol that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Lubrizol provided to or otherwise reviewed by or discussed with Citi, Citi was advised by Lubrizol’s management, and Citi assumed, with Lubrizol’s consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Lubrizol’s management as to the future financial performance of Lubrizol.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Lubrizol, and Citi did not make any physical inspection of the properties or assets of Lubrizol. Citi assumed, with Lubrizol’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Lubrizol or the merger. Representatives of Lubrizol advised Citi, and Citi also assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi.

Citi’s opinion did not address any terms (other than the merger consideration to the extent expressly specified in its opinion) or other aspects or implications of the merger, including, without limitation, the form or structure of the merger. Citi was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or a part of Lubrizol. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Except as described in this summary, Lubrizol imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Lubrizol. No company, business or transaction reviewed is identical to Lubrizol or the merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Lubrizol and Berkshire Hathaway and the decision to enter into the merger agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to the Board in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. For purposes of Citi’s financial analyses described below, certain historical financial data provided by Lubrizol’s management for fiscal year 2010 was adjusted to include the pro forma effect of Lubrizol’s $166 million acquisition of Nalco’s performance products group announced January 26, 2011 as approved by Lubrizol’s management.

Selected Companies Analysis. Citi reviewed financial and stock market information of Lubrizol and the following 10 selected publicly held chemicals and materials companies:

•	Arch Chemicals, Inc.

•	Ashland Inc.

•	Celanese Corporation

•	Eastman Chemical Company

•	FMC Corporation

•	Huntsman Corporation

•	Nalco Holding Company

•	NewMarket Corporation

•	Rockwood Holdings, Inc.

•	Solutia Inc.

Citi reviewed, among other information, enterprise values of the selected companies, calculated as equity values based on closing stock prices on March 11, 2011, plus debt, less cash and other adjustments, as a multiple of calendar years 2011 and 2012 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Citi also reviewed equity values of the selected companies, based on closing stock prices on March 11, 2011, as a multiple of calendar year 2011 estimated earnings per share, referred to as EPS. Citi then applied a range of selected multiples of calendar years 2011 and 2012 estimated EBITDA and calendar year 2011 estimated EPS derived from the selected companies to Lubrizol’s calendar years 2011 and 2012 estimated EBITDA and calendar year 2011 estimated net income, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Lubrizol were based on internal estimates of Lubrizol’s management. This analysis indicated the following approximate implied per share equity value reference range for Lubrizol, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Lubrizol	Merger Consideration
$103.50 - $137.50	$135.00

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following 11 selected transactions involving chemicals and materials companies:

Announcement Date	Acquiror	Target
• 6/23/10	• BASF SE	• Cognis GmbH
• 3/2/10	• Bain Capital, LLC	• Styron LLC
• 10/7/09	• Clayton Dubilier & Rice, Inc.	• JohnsonDiversey, Inc. (46% stake)
• 4/2/09	• K+S Aktiengesellschaft	• Morton International, Inc.
• 11/5/08	• SKion GmbH	• ALTANA AG
• 9/15/08	• BASF SE	• Ciba Holding AG
• 7/11/08	• Ashland Inc.	• Hercules Incorporated
• 9/14/06	• Apollo Management, L.P.	• General Electric Company (advanced materials business)
• 6/29/06	• Croda International plc	• Imperial Chemical Industries plc (Uniqema business)
• 4/16/04	• Lubrizol	• Noveon International, Inc.
• 2/12/02	• General Electric Company	• Hercules Incorporated (BetzDearborn business)

Citi reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies, plus debt, less cash and other adjustments, as a multiple of such target companies’ latest 12 months EBITDA as adjusted for certain one-time and nonrecurring items, referred to as adjusted EBITDA. Citi then applied a range of selected multiples of latest 12 months adjusted EBITDA derived from the selected transactions to Lubrizol’s calendar year 2010 adjusted EBITDA. Financial data of the selected transactions were based on information publicly available at the time of announcement of the relevant transaction. Financial data of Lubrizol were based on Lubrizol’s public filings and internal data provided by Lubrizol’s management. This analysis indicated the following approximate implied per share equity value reference range for Lubrizol, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Lubrizol	Merger Consideration
$125.25 - $144.50	$135.00

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of Lubrizol by calculating the estimated present value of the unlevered, after-tax free cash flows that Lubrizol was forecasted to generate during fiscal years 2011 through 2015 based on internal estimates of Lubrizol’s management. Citi calculated terminal values for Lubrizol by applying a range of terminal value multiples of 6.0x to 7.5x to Lubrizol’s fiscal year 2015 estimated EBITDA. The present values (as of December 31, 2010) of the cash flows and terminal values were then calculated using discount rates ranging from 10.46% to 12.50%. This analysis indicated the following approximate implied per share equity value reference range for Lubrizol, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Lubrizol	Merger Consideration
$116.25 - $150.50	$135.00

Leveraged Buyout Analysis. Citi performed a leveraged buyout analysis to estimate the theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of Lubrizol taking into account the potential pro forma leverage structure of Lubrizol that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment in Lubrizol’s fiscal year 2015. Estimated financial data of Lubrizol were based on internal estimates of Lubrizol’s management. Estimated exit values for Lubrizol were calculated by applying to Lubrizol’s fiscal year 2015 estimated EBITDA a range of exit value multiples of 6.0x to 7.5x assuming a range of total leverage of 5.0x to 5.5x Lubrizol’s calendar year 2010 adjusted EBITDA. Citi then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of approximately 20.0% to 22.5%. This analysis indicated the following approximate implied per share equity value reference range for Lubrizol, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Lubrizol	Merger Consideration
$116.50 - $135.75	$135.00

Other Information. Citi also reviewed, for informational purposes, among other things, the following:

•

historical trading prices of Lubrizol common shares during the 52-week period ended March 11, 2011, which reflected intraday low and high share prices during such period of approximately $77.75 to $117.50 per share;

•

one-year forward share price targets for Lubrizol common shares in recently published, publicly available Wall Street research analyst reports, which indicated low and high share price targets of approximately $117.00 to $148.00 per share and low and high share price targets discounted to present value of approximately $104.25 to $131.75 per share; and

•

premiums paid in selected transactions with enterprise values of between $5 billion and $15 billion announced between January 1, 2000 and March 11, 2011 which, utilizing a selected range of premiums one trading day prior to public announcement of the selected transactions, indicated an implied per share equity value reference range for Lubrizol of approximately $130.50 to $136.75 per share.

Miscellaneous. Under the terms of Citi’s engagement, Lubrizol has agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of $26 million, $3 million of which was earned upon delivery of Citi’s opinion and the balance of which is contingent upon completion of the merger. Lubrizol also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Citi and its affiliates in the past have provided, currently are providing and in the future may provide services to Lubrizol, Berkshire Hathaway and/or certain of their respective affiliates and subsidiaries unrelated to the proposed merger, for which services Citi and its affiliates received and may receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or currently acting as (i) financial advisor to Lubrizol in connection with certain merger and acquisition transactions, (ii) co-lead arranger, co-bookrunner and/or agent for, and lender under, certain credit facilities of Lubrizol, (iii) joint bookrunner in connection with certain debt offerings and joint dealer manager in connection with certain debt tender offers of Lubrizol and (iv) a lender under certain credit facilities of Berkshire Hathaway and its subsidiaries. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Lubrizol, Berkshire Hathaway and/or their respective affiliates and subsidiaries for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Lubrizol, Berkshire Hathaway and/or their respective affiliates and subsidiaries.

Lubrizol selected Citi as its financial advisor in connection with the merger based on Citi’s reputation and experience and familiarity with Lubrizol and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Certain Prospective Financial Information

As described under “—Background of the Merger,” we provided Berkshire Hathaway non-public financial projections prepared by our senior management. Lubrizol does not as a matter of course make public projections as to future performance or earnings and the portions of these financial projections set forth below are included in this proxy statement only because this information was provided to Berkshire Hathaway. This information also was provided to Lubrizol’s financial advisors in connection with their respective opinions as described under “—Opinion of Evercore Group L.L.C.” on page 30 and “—Opinion of Citigroup Global Markets Inc” beginning on page 42. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements May Prove Inaccurate” on page 13. Except as otherwise indicated, this information does not reflect changes in general business and economic conditions since the date of preparation, or that may occur in the future that we did not anticipate at the time we prepared this information.

Lubrizol advised Berkshire Hathaway that the financial projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. The projections set forth below do not reflect any of the effects of the merger or other alternatives to a sale of Lubrizol. In particular, these forward-looking statements were prepared on the assumption that Lubrizol remained a publicly-traded company and were based on numerous other assumptions that management believed were reasonable at the time, but have not been updated to reflect current market and industry conditions. These projections were not prepared in the same manner or process in which we would prepare projections for budgeting or other planning purposes. You should not regard the inclusion of these projections in this proxy statement as an indication that Lubrizol, Berkshire Hathaway or any of their respective affiliates or representatives considered or consider the projections to be necessarily predictive of actual future events, and you should not rely on the projections as such. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. None of Lubrizol, Berkshire Hathaway or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Lubrizol compared to the information contained in the projections.

The financial projections have been prepared by, and are the responsibility of, Lubrizol’s senior management. Neither Lubrizol’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the financial projections. The financial projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these financial projections or to make other projections public in the future.

The financial projections included (in millions of dollars):

	2011	2012	2013	2014	2015

Net sales	$5,944	$6,319	$6,680	$6,988	$7,319

Net income attributable to The Lubrizol Corporation	$726	$785	$849	$903	$977

Interests of Lubrizol Directors and Executive Officers in the Merger

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement and the merger, Lubrizol shareholders should be aware that the directors and executive officers of Lubrizol have interests in the merger that are different from, or in addition to, the interests of Lubrizol shareholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to Lubrizol shareholders.

Set forth below are descriptions of the interests of directors and executive officers, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity and Equity-Based Awards

Stock Options

At the effective time of the merger, each outstanding stock option to purchase Lubrizol common shares under Lubrizol’s equity compensation plans (whether or not vested and exercisable prior to the effective time of the merger) will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, less applicable withholding tax, paid within 15 business days following the effective time of the merger, equal to the product of the total number of Lubrizol common shares covered by the stock option, multiplied by the excess of $135.00 over the per share exercise price of the stock option.

The following table summarizes the outstanding vested and unvested stock options held by each of our directors, each of James L. Hambrick, Charles P. Cooley, Stephen F. Kirk, Joseph W. Bauer and Daniel L. Sheets, who are collectively referred to in this proxy statement as the named executive officers, and all other executive officers as a group (which executive officers are Suzanne F. Day, W. Scott Emerick, Robert T. Graf, Gregory R. Lewis, C. Lawrence Miller, Larry D. Norwood, Leslie M. Reynolds, Patrick H. Saunier, Eric R. Schnur, Gregory D. Taylor, Brian A. Valentine and Jeffrey A. Vavruska), in each case as of March 18, 2011, and the consideration that will be received by them pursuant to the merger agreement in connection with the adjustment of their stock options, assuming continued employment of the named executive officers and the other executive officers or service as a director through the effective time of the merger and assuming that the effective time of the merger occurs on July 1, 2011.

	No. of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested Options (1)	No. of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options (1)	Resulting Consideration
Directors:
Gordon D. Harnett (2)	7,500	$31.43	—	—	$776,750

Named Executive Officers:
James L. Hambrick	721,500	$43.81	108,900	$64.81	$73,439,683
Charles P. Cooley	17,475	$42.77	25,975	$64.56	$3,441,450
Stephen F. Kirk	22,500	$46.84	24,750	$64.55	$3,727,283
Joseph W. Bauer (3)	38,750	$38.86	—	—	$3,725,381
Daniel L. Sheets	4,975	$43.48	8,575	$71.13	$1,003,008

All Other Executive Officers as a Group:	72,125	$41.74	49,075	$72.87	$9,775,238

(1)	Weighted average exercise price numbers are rounded up or down to the nearest whole cent.
(2)	Mr. Harnett is the only non-employee director who holds an outstanding option to purchase Lubrizol common shares.
(3)	Mr. Bauer retired as our vice president and general counsel effective as of January 3, 2011. All of Mr. Bauer’s outstanding stock options became fully vested upon his retirement.

Performance Share Units and Restricted Share Units

At the effective time of the merger, each outstanding performance share unit will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to the product of $135.00 multiplied by the number of Lubrizol common shares subject to the performance share unit, determined under the applicable plan based on performance as of the effective time of the merger. Performance share units will generally be paid within 15 business days following the effective time of the merger, but certain performance share units will be paid later in accordance with the terms and conditions of the applicable plan and award agreement, including any conditions relating to continued employment beyond the effective time of the merger. No outstanding performance share units are held by our directors.

At the effective time of the merger, each outstanding time-based vesting restricted share unit will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to the product of $135.00 multiplied by the number of Lubrizol common shares underlying the restricted share unit. Restricted share units will generally be paid within 15 business days following the effective time of the merger. No outstanding restricted share units are held by our named executive officers or other executive officers.

The following table summarizes (i) the estimated aggregate number of performance share units that would be determined for each of the named executive officers and all other executive officers as a group under the applicable plans based on performance under the applicable plan and award agreement and (ii) the aggregate number of outstanding time-based vesting restricted share units held by our directors as of March 18, 2011, and the consideration that each of them may become entitled to receive pursuant to the merger agreement in connection with the adjustment of these awards, assuming continued employment of the named executive officers and other executive officers or service as a director through the effective time of the merger and assuming the effective time of the merger occurs on July 1, 2011.

	Estimated Aggregate Number of Performance Share Units	Aggregate Number of Restricted Share Units	Resulting Consideration
Directors:
Robert E. Abernathy	—	825	$111,375
Edward P. Campbell	—	825	$111,375
Forest J. Farmer, Sr.	—	825	$111,375
Michael J. Graff	—	825	$111,375
Gordon D. Harnett	—	825	$111,375
Dominic J. Pileggi	—	825	$111,375
N. Mohan Reddy	—	152	$20,520
James E. Sweetnam	—	825	$111,375
Harriett Tee Taggart	—	825	$111,375
Phillip C. Widman	—	825	$111,375

Named Executive Officers:
James L. Hambrick	176,387	—	$23,812,245
Charles P. Cooley	42,290	—	$5,709,150
Stephen F. Kirk	40,307	—	$5,441,445
Joseph W. Bauer (1)	13,977	—	$1,886,895
Daniel L. Sheets	12,123	—	$1,636,605

All Other Executive Officers as a Group:	110,076	—	$14,860,260

(1)	Mr. Bauer retired as our vice president and general counsel effective as of January 3, 2011. Each of Mr. Bauer’s performance share units will be converted into the right to receive an amount in cash, less any applicable withholding tax, equal to the product of $135.00 multiplied by the number of Lubrizol common shares subject to the performance share unit, determined under the applicable plan based on performance as of the effective time of the merger and the length of his service during the applicable performance period prior to his retirement.

Deferred Compensation Awards

At the effective time of the merger, each notional share under any deferred compensation plan will be adjusted under the applicable plan and converted into the right to receive $135.00 in cash, less any applicable withholding tax, payable at the time specified in the applicable plan, subject to any conditions relating to continued employment or service beyond the effective time of the merger.

Change in Control Severance Agreements and Plans

Change in Control Agreements

Each of the named executive officers (other than Joseph W. Bauer, who retired as our vice president and general counsel effective as of January 3, 2011) and each of the other executive officers (other than Jeffrey A. Vavruska and W. Scott Emerick) has a change in control agreement with Lubrizol that provides for certain payments and benefits under specified conditions after the merger. Under the change in control agreements, upon termination of employment by Lubrizol without cause or upon termination of employment by the executive for good reason (as described below), in each case within three years after the effective time of the merger, the executive will receive a severance payment equal to the sum of the following: a pro rata annual bonus for the year of termination or, if higher, a pro rata portion of the highest annual incentive payment received in the prior three years; three times his or her annual base salary based on the highest amount of annual base salary he or she had ever received as a Lubrizol employee; three times the highest annual incentive payment he or she received in the prior three years; three years’ accrual under The Lubrizol Corporation Pension Plan, The Lubrizol Corporation 2005 Excess Defined Benefit Plan and The Lubrizol Corporation 2005 Officers’ Supplemental Retirement Plan (to the extent applicable); three years of profit-sharing contributions under The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan and The Lubrizol Corporation 2005 Excess Defined Contribution Plan; three years of company matching contributions at the highest rate under the Employees’ Profit Sharing and Savings Plan; to the extent such benefits are currently provided to the executive, three years of COBRA premiums, three years of executive physicals for the executive and his or her spouse, three years of business club membership dues, three years of life insurance coverage premiums, three years of financial planning and three years of long-term disability premiums; and reimbursement for legal fees and expenses relating to any claims under the agreement. In addition to payment upon a change in control for terminations without cause or for executive terminations for good reason during the three years after a change in control, the agreements entered into with the executives prior to September 2009 (i.e., all executives with change in control agreements other than Suzanne F. Day) provide for payment upon termination for any reason during a 90-day period starting on the first anniversary of the effective time of the merger. Each change in control agreement with a named executive officer or other executive officer, other than the agreement with Suzanne F. Day, provides that if any payment triggered by a change in control, whether under the change in control agreement or otherwise, qualifies as an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, the executive will receive a gross-up payment for any related excise taxes imposed with respect to the payment. The change in control agreements impose a one-year non-compete obligation if severance is paid under the agreement.

For purposes of the change in control agreements, the term “good reason” is defined as:

•	failure to maintain the executive in substantially the same position;

•	a significant adverse change in the nature and scope of the executive’s duties and responsibilities;

•	a good faith determination by the executive that he or she is unable to carry out his or her duties and responsibilities;

•	the reorganization of Lubrizol unless the successors continue to honor the executive’s change in control agreement;

•	the relocation of Lubrizol’s executive offices, or the requirement that the executive move his or her principal place of business, by more than 25 miles away; or

•	any material breach of the change in control agreement.

Change in Control Severance Plan

Jeffrey A. Vavruska and W. Scott Emerick are participants in The Lubrizol Corporation Change in Control Severance Compensation Plan. None of the other executive officers and none of the named executive officers or directors participates in the change in control severance plan. Under the change in control severance plan, upon termination of employment by Lubrizol without cause or upon termination of employment by the executive officer due to Lubrizol’s reduction of the executive officer’s base compensation or relocation of the executive officer’s principal place of business by more than 25 miles, in each case within 15 months after the effective time of the merger, the executive officer will receive a lump sum severance payment equal to the compensation (including basic salary, overtime, shift premiums, vacation and holiday pay, bonuses, commissions, and deferred compensation) the executive officer received during the previous 12 months.

Severance Payments and Benefits

The following table summarizes the cash severance payments and other benefits that each named executive officer, and the other named executive officers as a group, would be entitled to receive under the agreements and plans described above (excluding the value of equity awards, which are described above, and any legal fees and expenses that may become payable) based on compensation and benefit levels as of March 18, 2011, and assuming the effective time of the merger occurs on July 1, 2011 and that each named executive officer and each other executive officer experiences a simultaneous qualifying termination of employment.

	Potential Amount of Cash Severance Payment	Estimated Value of Additional Benefits (1)	Potential Gross Up Payment (2)	Total (2)
Named Executive Officers:
James L. Hambrick	$20,592,486	$240,122	$12,715,941	$33,548,549
Charles P. Cooley	$6,413,437	$167,195	$2,759,351	$9,339,983
Stephen F. Kirk	$5,989,071	$129,858	$3,005,622	$9,124,551
Joseph W. Bauer (3)	—	—	—	—
Daniel L. Sheets	$3,996,326	$125,769	$2,085,229	$6,207,324

All Other Executive Officers as a Group:	$28,976,932	$912,571	$11,976,459	$41,865,962

(1)	The amounts in this column consist of the estimated value of three years of continued COBRA premiums, executive physical examinations, business club membership dues, life and long-term disability insurance premiums and financial planning services to be provided pursuant to the change in control agreements, in each case to the extent such benefits are currently provided to the applicable executive (see “Interests of Lubrizol Directors and Executive Officers in the Merger—Change in Control Severance Agreements and Plans” beginning on page [45]).
(2)	Estimates are subject to change based on the effective time of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. The estimates also do not take into account the value of any non-competition agreement with a named executive officer or other executive officer or certain amounts that may be reasonable compensation provided to the named executive officer or other executive officer, either before or after the effective time of the merger, each of which may, in some cases, significantly reduce the amount of the potential gross-up payments.
(3)	Mr. Bauer retired as our vice president and general counsel effective as of January 3, 2011.

Annual Incentive Pay Plan

In addition, all of the named executive officers and other executive officers participate in the Annual Incentive Pay Plan, which provides for annual incentive compensation upon the achievement of specified performance objectives. At the effective time of the merger, awards under the Annual Incentive Pay Plan will vest based upon accruals recorded as of the date of the change in control and will be paid in accordance with the terms and conditions of the Annual Incentive Pay Plan, including any conditions relating to continued employment beyond the effective time of the merger.

Deferred Compensation Trust

Upon the effective time of the merger, Lubrizol is required to deposit in The Lubrizol Corporation Deferred Compensation Trust an amount equal to the value of 115% of participants’ accrued benefits under certain Lubrizol plans, including Lubrizol’s deferred compensation plans (including those for directors).

Employee Benefits Matters

For two years following the effective time of the merger, current and former employees of Lubrizol and its subsidiaries, including the executive officers, will receive compensation and benefits that are no less favorable in the aggregate than those provided to them immediately prior to the effective time of the merger, although Berkshire Hathaway or the surviving corporation may make changes to compensation and benefits that are currently contemplated by Lubrizol, are in response to business conditions or are collectively bargained for. In addition, Berkshire Hathaway has agreed to honor and cause the surviving corporation to honor all Lubrizol employee benefit plans and arrangements in accordance with their terms following the effective time of the merger. For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement titled “The Merger Agreement — Covenants and Agreements — Employee Benefits Matters” on page 76.

Indemnification; Directors’ and Officers’ Insurance

Each director and officer of Lubrizol is covered by an indemnification agreement that provides for indemnity and defense against any and all losses, claims, damages, costs, expenses, fines, liabilities, judgments or amounts paid in settlement with the approval of the indemnifying party, and for the reimbursement of any legal fees incurred in defending a lawsuit brought against him or her in his or her capacity as a director or officer. The indemnification agreements contain by their terms a funding obligation in connection with a change of control. Indemnification is not provided where a director or officer has not met the applicable standard of conduct (e.g., not acting in good faith) or where, by law, we cannot provide indemnification to the director or officer.

Under the merger agreement, Berkshire Hathaway has agreed to cause the surviving corporation to honor Lubrizol’s obligations existing as of the date of the merger agreement to indemnify, defend and hold harmless each current and former director and officer of Lubrizol and its subsidiaries from liability and expenses for matters arising at or prior to the completion of the merger to the fullest extent permitted by applicable Ohio law and Lubrizol’s organizational documents and pursuant to individual indemnification agreements.

In addition, from and after the effective time of the merger and subject to certain limitations described in the merger agreement, Berkshire Hathaway will, and will cause the surviving corporation in the merger to, indemnify, defend and hold harmless each person who has served as an officer or director of Lubrizol or any of its subsidiaries against any and all losses, claims, damages, costs, expenses, fines, liabilities, judgments or amounts paid in settlement with the approval of the indemnifying party, that result from any claim, action, suit, proceeding or investigation (a) based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Lubrizol or any of its subsidiaries, whether pertaining to any action or omission existing or occurring at or prior to the effective time of the merger and whether asserted or claimed prior to, at or after the effective time and (b) based in whole or in part on, arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated thereby.

Governmental and Regulatory Matters

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the Federal Trade Commission and to the Antitrust Division of the United States Department of Justice and a required 30-day waiting period has expired or been terminated. Pursuant to the requirements of the HSR Act, Lubrizol and Berkshire Hathaway completed the filing of the forms with the Antitrust Division and the FTC on March 25, 2011. The waiting period will expire at 11:59 p.m. on April 25, 2011, unless a request for additional information is made by the FTC or the Antitrust Division, or unless Lubrizol and Berkshire Hathaway decide to withdraw our filings and refile at a later date, in which case the waiting period will recommence.

The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. For example, the FTC could issue requests to Lubrizol and Berkshire Hathaway for additional information regarding the merger. If such requests for additional information were made, the waiting period referred to above would be extended until the end of the 30th day after both Lubrizol and Berkshire Hathaway have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC, unless the waiting period is earlier terminated because the FTC determines to close its review.

Further, at any time before or after the consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of certain of Lubrizol’s or Berkshire Hathaway’s assets. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

In addition, Lubrizol and Berkshire Hathaway are required to make merger control filings in various foreign jurisdictions with respect to the merger, and in certain circumstances, receive their approval prior to consummation of the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the merger to Lubrizol’s shareholders whose common shares are converted into the right to receive cash under the merger agreement. The summary is based on provisions of the Internal Revenue Code, United States Treasury Regulations promulgated thereunder, judicial opinions and published positions of the United States Internal Revenue Service, each in effect as of the date of this proxy statement and all of which are subject to differing interpretation and to change, possibly with retroactive effect. This summary applies only to shareholders who hold our common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to Lubrizol shareholders in light of their particular circumstances and does not apply to shareholders that are subject to special rules under the United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held our common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction for tax purposes, and persons who acquired our common shares in compensatory transactions). If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

This summary does not address the United States federal income tax consequences to any shareholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign taxation.

All of our shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for such shares pursuant to the merger.

In general, a shareholder who surrenders our common shares for cash pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in the merger and the shareholder’s adjusted tax basis in our common shares surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than one year at the time of the completion of the merger. In the case of individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

The surrender of our common shares in the Company 401(k) Plan for cash pursuant to the merger will not result in any tax consequences to the plan participants.

Backup federal tax withholding may apply with respect to certain payments, including cash received in the merger, unless a payee (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such shareholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our shareholders and, if applicable, each other payee should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the United States Internal Revenue Service.

The summary of the United States federal income tax consequences set forth above is for general informational purposes only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, we urge all shareholders to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Appraisal Rights of Lubrizol Shareholders

If the merger agreement is adopted, each Lubrizol shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the OGCL. The following is a summary of the principal steps a shareholder must take to perfect his or her appraisal rights under the OGCL. This summary is qualified by reference to a complete copy of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex D to this proxy statement. Any dissenting shareholder contemplating exercise of his or her appraisal rights is urged to carefully review the provisions of Sections 1701.84 and 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

To perfect appraisal rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•

A dissenting shareholder must be a record holder on [            ], 2011 of the Lubrizol common shares as to which such shareholder seeks to exercise appraisal rights. Because only shareholders of record on the record date may exercise appraisal rights, any person who beneficially owns Lubrizol common shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise appraisal rights must instruct the record holder of the Lubrizol common shares to satisfy all of the requirements outlined under Section 1701.85.

•

A dissenting shareholder must not vote his or her Lubrizol common shares in favor of the proposal to adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to Lubrizol signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will be deemed a waiver of appraisal rights. A dissenting shareholder may revoke his or her proxy at any time before it is voted at the special meeting by: (i) filing with Lubrizol an instrument revoking it; (ii) delivering a duly executed proxy bearing a later date; or (iii) attending and giving notice of the revocation of the proxy at the special meeting.

•

A dissenting shareholder must deliver a written demand for payment of the fair value of his or her Lubrizol common shares to Lubrizol on or before the tenth day following the special meeting. Any written demand must specify the shareholder’s name and address, the number and class of shares held on the record date, and the amount claimed as the “fair cash value” of the Lubrizol common shares. Lubrizol will not notify shareholders of the expiration of this ten-day period.

•

If Lubrizol so requests, a dissenting shareholder must submit his or her common share certificates to Lubrizol within 15 days of such request for endorsement thereon by Lubrizol that demand for appraisal has been made. Such a request is not an admission by Lubrizol that a dissenting shareholder is entitled to relief. Lubrizol will promptly return the share certificates to the dissenting shareholder. At the option of Lubrizol, a dissenting shareholder who fails to deliver his or her certificate upon request from Lubrizol may have his or her appraisal rights terminated, unless a court otherwise directs for good cause shown.

Lubrizol and a dissenting shareholder may come to agreement as to the fair cash value of the Lubrizol common shares. If Lubrizol and any dissenting shareholder cannot agree upon the fair cash value of the Lubrizol common shares, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Lake County, Ohio, for a determination that the shareholder is entitled to exercise appraisal rights and to determine the fair cash value of the Lubrizol common shares. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the special meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. In determining this value, any appreciation or depreciation in the market value of the Lubrizol common shares resulting from the merger is excluded. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the appraisal rights. The fair cash value may ultimately be more or less than the per share merger consideration. Shareholders should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, are not intended to be opinions as to fair value under the OGCL. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to Lubrizol of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his or her Lubrizol common shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85;

•	the merger is abandoned or is finally enjoined or prevented from being carried out or the Lubrizol shareholders rescind their adoption of the merger agreement;

•	the dissenting shareholder withdraws his or her demand with the consent of Lubrizol by its Board; or

•	the dissenting shareholder and Lubrizol’s Board have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Lake County, Ohio.

All rights accruing from Lubrizol common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Lubrizol arising from the demand. During this period of suspension, any dividend or distribution paid on the Lubrizol common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s appraisal rights are terminated other than by purchase by Lubrizol of the dissenting shareholder’s Lubrizol common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

Accounting Treatment

Berkshire Hathaway will account for the merger as a “purchase,” as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes.

Termination of Quotation and Deregistration of Lubrizol Common Shares

Lubrizol common shares are currently listed on the NYSE under the symbol “LZ”. Upon consummation of the merger, Lubrizol common shares will cease to be listed on the NYSE, and Lubrizol common shares will be deregistered under the Securities Exchange Act of 1934.

Certain Litigation Related to the Merger

On March 16, 2011, an alleged shareholder of Lubrizol filed a lawsuit in the Court of Common Pleas of Lake County, Ohio relating to the proposed transaction. The lawsuit, brought as a putative class action and derivative action, generally alleges that the directors of Lubrizol breached their fiduciary duties to Lubrizol shareholders by agreeing to enter into the transaction for an allegedly unfair price and as the result of an allegedly unfair process. The lawsuit also alleges that Lubrizol and Berkshire Hathaway aided and abetted the directors’ breaches of fiduciary duties. The lawsuit seeks, among other things, injunctive relief against the consummation of the proposed transaction and rescission of the merger agreement. Lubrizol and its directors believe that the allegations against them lack merit and intend to defend the lawsuit vigorously.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read carefully this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section titled “Additional Information” beginning on page 88.

The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between Lubrizol and Berkshire Hathaway with respect to the merger. The merger agreement contains representations and warranties made by Berkshire Hathaway and Ohio Merger Sub, on the one hand, and Lubrizol, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement.

First, the merger agreement is intended to govern the contractual rights and relationships, and to allocate risks, among Lubrizol, Berkshire Hathaway and Ohio Merger Sub. Following the completion of the merger, each Lubrizol shareholder is entitled to enforce the provisions of the merger agreement to the extent necessary to receive the merger consideration to which such Lubrizol shareholder is entitled. In the event of termination of the merger agreement, any party to the merger agreement may seek damages under the merger agreement in the case of a willful and material breach of the merger agreement by the other parties (and the damages sought by Lubrizol may be based on the consideration payable to Lubrizol shareholders pursuant to the merger agreement and may include the benefit of the bargain lost by Lubrizol shareholders, including lost shareholder premium).

Second, the representations and warranties are qualified in their entirety by certain information of Lubrizol filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letter that Lubrizol prepared and delivered to Berkshire Hathaway immediately prior to signing the merger agreement.

Third, certain of the representations and warranties made by Berkshire Hathaway and Ohio Merger Sub, on the one hand, and Lubrizol, on the other hand, were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Fourth, none of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing of the merger. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies as a whole would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the party that made the representations and warranties, except for: (i) certain limited representations and warranties that must be true and correct in all respects; and (ii) certain limited representations and warranties that must be true and correct in all respects, excluding any de minimis inaccuracies therein.

The merger agreement is intended to govern the contractual rights and relationships, and to allocate risks, among Lubrizol, Berkshire Hathaway and Ohio Merger Sub. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this proxy statement). Lubrizol will provide additional disclosure in its public reports of any material information necessary to provide Lubrizol’s shareholders with a materially complete understanding of the disclosures relating to the merger agreement. Other than as disclosed in this proxy statement and the documents incorporated herein by reference, as of the date of this proxy statement, neither Lubrizol nor Berkshire Hathaway is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations, warranties, or covenants in the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings Lubrizol publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings Lubrizol makes with the SEC, as described in the section titled “Additional Information” beginning on page 88.

The Merger

At the effective time of the merger, Ohio Merger Sub, a wholly owned subsidiary of Berkshire Hathaway, will be merged into Lubrizol. The separate corporate existence of Ohio Merger Sub will cease, and Lubrizol will continue as the surviving corporation. As a result, Lubrizol will become a wholly owned subsidiary of Berkshire Hathaway. Ohio Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. on the second business day after the satisfaction or waiver of all of the conditions described below under “—Conditions of the Merger” beginning on page 77 (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction of any such condition), unless Lubrizol, Berkshire Hathaway and Ohio Merger Sub agree to another time in writing.

The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Ohio or such later time as is specified in the certificate of merger and as is agreed to by Lubrizol and Berkshire Hathaway, which is referred to as the effective time of the merger.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each then issued and outstanding Lubrizol common share (other than any Lubrizol common shares (i) held in the treasury of Lubrizol, (ii) owned by Berkshire Hathaway, (iii) owned by any direct or indirect wholly-owned subsidiary of Lubrizol or Berkshire Hathaway (including Ohio Merger Sub), and (iv) held by Lubrizol shareholders exercising appraisal rights) will be cancelled and extinguished and converted into the right to receive $135.00 in cash, without interest, which is referred to as the merger consideration. Following the effective time of the merger, each holder of Lubrizol common shares will cease to have any rights with respect to such Lubrizol common shares, except for the right to receive the merger consideration therefor, without interest.

Cancellation of Shares

Each Lubrizol common share held by Lubrizol as a treasury share and each Lubrizol common share owned by Berkshire Hathaway or any direct or indirect wholly-owned subsidiary of Berkshire Hathaway (including Ohio Merger Sub) or Lubrizol immediately prior to the effective time of the merger will be automatically cancelled and extinguished and will not be entitled to any merger consideration.

Treatment of Equity and Equity-Based Awards

Each outstanding stock option under Lubrizol’s equity compensation plans, whether or not vested or exercisable, to acquire Lubrizol common shares will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to the product of the total number of Lubrizol common shares covered by the stock option, multiplied by the excess, if any, of the merger consideration over the per share exercise price of the stock option. Each outstanding performance share unit will be adjusted under the applicable plan and converted into a cash payment, less any applicable withholding tax, equal to the product of the merger consideration multiplied by the number of Lubrizol common shares subject to the performance share unit, determined and paid under the applicable plan and award agreement based on performance as of the effective time of the merger. Each outstanding time-based vesting restricted share unit will be adjusted under the applicable plan and converted into a cash payment, less any applicable withholding tax, equal to the product of the merger consideration multiplied by the number of Lubrizol common shares underlying the restricted share unit. Outstanding equity-based awards granted under a plan maintained primarily for international Lubrizol employees will be settled in accordance with the terms of the applicable plans but solely in cash. Notional shares under any deferred compensation plan will be adjusted under the applicable plan and converted into the right to receive the merger consideration, less any applicable withholding tax, payable at the time specified in the applicable plan.

Appraisal Rights

The merger agreement provides that any Lubrizol common shares held by a shareholder who has demanded and perfected the demand for appraisal of such holder’s Lubrizol common shares pursuant to Sections 1701.84 and 1701.85 of the OGCL and as of the effective time of the merger has not withdrawn or lost the right to such appraisal will not be converted into or represent the right to receive merger consideration and such holder will only be entitled to the rights granted to dissenting shareholders under applicable provisions of Ohio law; provided, however, that if such holder effectively withdraws or loses the right to appraisal (through failure to perfect or otherwise), then the holder’s shares will automatically be converted into and represent only the right to receive the merger consideration.

Payment for Shares

Prior to completion of the merger, Ohio Merger Sub will appoint Lubrizol’s transfer agent or another bank or trust company reasonably acceptable to Lubrizol to act as paying agent for the payment of the merger consideration. When and as needed, Berkshire Hathaway or Ohio Merger Sub will deposit, or will cause to be deposited, with the paying agent funds sufficient to pay the merger consideration.

As soon as reasonably practicable after the effective time of the merger (but no later than three business days after the effective time of the merger), Berkshire Hathaway will cause the paying agent to mail to all record holders of certificates or book-entry shares representing Lubrizol common shares whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates representing such Lubrizol common shares in exchange for the merger consideration. The certificates or book-entry shares can be surrendered to the paying agent until the first anniversary of the effective time of the merger. Upon delivery of a valid letter of transmittal and the surrender of Lubrizol common shares certificates on or before the first anniversary of the effective time of the merger, Ohio Merger Sub will cause the paying agent to pay the holder of such certificates or book-entry shares, in exchange therefor, cash in an amount equal to the merger consideration multiplied by the number of Lubrizol common shares represented by such certificate or book-entry share, without interest. Each certificate or book-entry share representing Lubrizol common shares that is surrendered will be cancelled. You should not send in your Lubrizol common share certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Lubrizol common share certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name a surrendered Lubrizol common share certificate is registered if:

•	such certificate is properly endorsed or otherwise is in proper form for transfer; and

•

the person requesting such payment establishes to the satisfaction of the paying agent that any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of such surrendered certificate have been paid or are not applicable.

The merger consideration paid upon the surrender of certificates representing Lubrizol common shares in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Lubrizol common shares previously represented by such certificates subject, however, to the surviving corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the effective time of the merger that may have been declared or made by Lubrizol on such common shares in accordance with the terms of the merger agreement or (ii) prior to the date of the merger agreement and in each case which remain unpaid at the effective time of the merger. At the effective time of the merger, the share transfer books of Lubrizol will be closed and there will not be any further registration of transfers of any Lubrizol shares thereafter on the records of Lubrizol.

If, during the period between the date of the merger agreement and the effective time of the merger, any change in the common shares shall occur, by reason of any reclassification, recapitalization, split or combination, exchange or readjustment of shares, or any dividend thereon with a record date during such period, but excluding any change that results from any exercise of stock options, the merger consideration and any other amounts payable pursuant to the merger agreement, shall be appropriately adjusted.

If your Lubrizol common share certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration by making an affidavit to that effect and, if required by the surviving corporation, posting a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to your lost, stolen or destroyed Lubrizol common share certificate.

Pursuant to the merger agreement, Berkshire Hathaway, the surviving corporation and the paying agent may deduct and withhold from the merger consideration and any other amounts payable under the merger agreement in connection with the stock options, share units and deferred payments, any amounts required to be withheld or deducted under the applicable federal, state, local or foreign tax laws with respect to the making of such payment.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Lubrizol, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

•

required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•

absence of conflicts with, violation or breach of, defaults under, the charter documents and certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	capital structure and equity securities;

•	accuracy and sufficiency of reports and financial statements filed with the SEC;

•	absence of certain “off-balance sheet arrangements”;

•	internal controls over financial reporting;

•	absence of certain changes or events and the conduct of business in the ordinary course of business since December 31, 2010;

•	absence of undisclosed liabilities;

•	compliance with applicable laws (including anti-corruption laws), court orders and certain regulatory matters;

•	material contracts;

•	accuracy of the information in this proxy statement;

•	legal proceedings;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	receipt of opinions from Lubrizol’s financial advisors;

•	brokers’, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes; and

•	transactions with affiliates.

The merger agreement also contains a number of representations and warranties by Berkshire Hathaway and Ohio Merger Sub, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•

required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•

absence of conflicts with, violation or breach of, defaults under, the charter documents and certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	“interested shareholder” (as defined in Section 1704 of the OGCL) status and the ownership of Lubrizol common shares, subject to certain exceptions;

•	accuracy of information supplied to Lubrizol for inclusion or incorporation by reference in this proxy statement;

•	sufficiency of funds to pay the merger consideration;

•	operations of Ohio Merger Sub since its formation; and

•	legal proceedings.

Significant portions of the representations and warranties of Lubrizol, Berkshire Hathaway and Ohio Merger Sub are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, with respect to Lubrizol, a material adverse effect on (i) the ability of Lubrizol to consummate the Merger or (ii) the business, results of operations or financial condition of Lubrizol and its subsidiaries, taken as a whole, except to the extent such material adverse effect under clause (ii) results from:

•	any changes in general United States or global economic conditions;

•

any changes in conditions generally affecting any of the industries in which Lubrizol and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on Lubrizol and its subsidiaries, taken as a whole, relative to others in such industries;

•	any decline in the market price of the common shares of Lubrizol;

•

regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on Lubrizol and its subsidiaries, taken as a whole, relative to others in the industries in which Lubrizol and any of its subsidiaries operate;

•

any failure, in and of itself, by Lubrizol to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect);

•

the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of Lubrizol or any of its subsidiaries with employees, labor unions, customers, suppliers or partners;

•	any change in applicable law, regulation or GAAP (or authoritative interpretations thereof);

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent such conditions or event have a disproportionate effect on Lubrizol and its subsidiaries, taken as a whole, relative to others in the industries in which Lubrizol and any of its subsidiaries operate; or

•

any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on Lubrizol and its subsidiaries, taken as a whole, relative to others in the industries in which Lubrizol and any of its subsidiaries operate.

Covenants and Agreements

Operating Covenants

Lubrizol has agreed, with certain exceptions, that during the period from the date of the merger agreement until the effective time of the merger:

•	Lubrizol and its subsidiaries will conduct business only in the ordinary course of business consistent with past practice;

•

Lubrizol will not amend its Second Amended and Restated Articles of Incorporation or Second Amended and Restated Regulations and its subsidiaries will not amend their certificates of incorporation, bylaws or other comparable charter or organizational documents;

•

neither Lubrizol nor any of its subsidiaries will (i) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock or otherwise make any payments to shareholders in their capacity as such, other than Lubrizol’s ordinary course quarterly dividends to shareholders in a per share amount no greater than Lubrizol’s most recently declared dividend, with record and payment dates in accordance with Lubrizol’s customary dividend schedule; (ii) issue, sell, transfer, pledge, dispose of, encumber or authorize or proposed to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock of Lubrizol or its subsidiaries or other rights, instruments, agreements, arrangements or commitments related to the equity interests or voting securities of Lubrizol or its subsidiaries (including treasury shares), other than in respect of the shares of Lubrizol’s capital stock reserved for issuance on the date of the merger agreement and issued pursuant to the exercise of stock options outstanding on the date of the merger agreement, (iii) split, combine or reclassify the Lubrizol common shares or any other outstanding capital stock of Lubrizol or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of Lubrizol or any of its subsidiaries or other rights, instruments, agreements, arrangements or commitments related to the equity interests or voting securities of Lubrizol or its subsidiaries;

•

except as required by applicable law or under the terms of any employee benefit plan of Lubrizol as of the date of the merger agreement, Lubrizol will not and will not permit its subsidiaries to increase the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or affiliates, or enter into, establish, amend or terminate any employee benefit plan of Lubrizol, except increases in salaries, wages and benefits of employees who are not directors and officers of Lubrizol or its subsidiaries made in the ordinary course of business consistent with past practice;

•

neither Lubrizol nor any of its subsidiaries will (i) incur or assume any long-term indebtedness, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and consistent with past practice;

•	neither Lubrizol nor any of its subsidiaries will make any acquisition or investment in a business either by purchase of shares or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other person other than a direct or indirect wholly owned subsidiary of Lubrizol, or otherwise make or authorize any capital expenditure, other than capital expenditures contemplated by Lubrizol’s existing capital budget, a copy of which was furnished to Berkshire Hathaway;

•

neither Lubrizol nor any of its subsidiaries will (i) pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, (A) in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the financial statements (or the notes to the financial statements) or of claims, liabilities or obligations incurred since the date of the financial statements in the ordinary course of business consistent with past practice or (B) for amounts, individually or in the aggregate, not to exceed $5,000,000 (in excess of third party insurance) or (ii) waive any claims of substantial value;

•	neither Lubrizol nor any of its subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or law;

•

neither Lubrizol nor any of its subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the merger agreement), (ii) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (iii) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than, in the case of this clause (iii), acquisitions of raw materials and inventory and sales of inventory, in each case in the ordinary course of business consistent with past practice; and

•

neither Lubrizol nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation; Board Recommendation

Lubrizol has agreed to immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to a takeover proposal and seek to have returned to Lubrizol any confidential information that has been provided in any such discussions or negotiations. We have also agreed that we will not, nor will we authorize or permit any of our subsidiaries or our or their officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

•	participate in any discussions or negotiations regarding any takeover proposal.

The merger agreement provides that, notwithstanding the restrictions described above, if, at any time following the receipt of a superior proposal or a proposal which is reasonably expected to lead to a superior proposal that in either case was unsolicited and made after the execution of the merger agreement in circumstances not otherwise involving a breach of the merger agreement, the Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may, in response to such takeover proposal:

•	request information from the party making the takeover proposal for the sole purpose of the Board informing itself about the takeover proposal;

•

furnish information with respect to Lubrizol to the party making the takeover proposal pursuant to a customary confidentiality agreement (provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Lubrizol and Lubrizol advises Berkshire Hathaway of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party); and

•	participate in negotiations with such party regarding such takeover proposal.

Any violation of the restrictions set forth in the non-solicitation provision by any executive officer, director or investment banker, attorney or other advisor or representative of Lubrizol or any of its subsidiaries will be deemed a breach of the merger agreement. Lubrizol also agreed not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual takeover proposal.

Notwithstanding the foregoing restrictions, in the event the Board determines in good faith, in response to a superior proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of the merger agreement, after considering applicable provisions of state law and after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may:

•	withdraw or modify its approval, determination of advisability or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	approve, determine to be advisable or recommend a superior proposal; or

•

cause Lubrizol to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement upon compliance with the termination procedures (see “—Termination” beginning on page 78 for applicable termination procedures).

Such actions may only be taken after the second business day following Berkshire Hathaway’s receipt of written notice from Lubrizol advising Berkshire Hathaway that the Board has received a superior proposal specifying the material terms and conditions of the superior proposal, identifying the person making the superior proposal and providing notice of the action the Board has determined to take.

In addition, and notwithstanding anything in the merger agreement to the contrary, the Board may at any time (other than in connection with a takeover proposal) withdraw or modify its approval, determination of advisability, or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement in the event it determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that any such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Board to comply with its fiduciary duties under applicable law. Lubrizol must provide to Berkshire Hathaway five business days’ prior written notice advising Berkshire Hathaway that the Board intends to take such action and specifying, in reasonable detail, the reasons for such action.

We have also agreed to promptly advise Berkshire Hathaway orally and in writing of any request for confidential information in connection with a takeover proposal or of any takeover proposal, the material terms and conditions of such request or the takeover proposal and the identity of the person making such request or takeover proposal. Further, Lubrizol will keep Berkshire Hathaway promptly advised of all significant developments which could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or in exercising any of its other rights under the non-solicitation provision.

A “superior proposal” as used herein means a bona fide written offer from any person (other than Berkshire Hathaway and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in subsidiaries) of Lubrizol and its subsidiaries, taken as a whole, or 50% or more of any class of equity securities of Lubrizol, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Lubrizol, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lubrizol or any of its subsidiaries (other than the transactions contemplated by the merger agreement) (i) which, considering all relevant factors, is more favorable to Lubrizol and its shareholders than the proposed merger, and (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Board in its good faith judgment (after consulting with financial advisors and receiving the advice of outside counsel).

A “takeover proposal” as used herein means any inquiry, proposal or offer from any person (other than Berkshire Hathaway and its subsidiaries, affiliates and representatives) relating to any direct or indirect acquisition or purchase of 10% or more of the consolidated assets (including equity interests in subsidiaries) of Lubrizol and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of Lubrizol, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Lubrizol, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lubrizol or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

Nothing described above limits our ability to take and disclose to our shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or to make any other disclosure to our shareholders if, in our Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable law (provided that our Board may not change its recommendation except to the extent expressly permitted by the exceptions referenced above).

Reasonable Best Efforts and Certain Pre-Closing Obligations

Lubrizol and Berkshire Hathaway have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner the transactions contemplated by the merger agreement, including using reasonable best efforts in:

•	the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and the other transactions contemplated by the merger agreement;

•	the satisfaction of the other parties’ conditions to consummating the merger and the other transactions contemplated by the merger agreement;

•

taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) required to be obtained or made in connection with the merger and the other transactions contemplated by the merger agreement;

•	the execution and delivery of any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes thereof;

•	the fulfillment of all conditions precedent to the merger; and

•

not taking any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained prior to the closing of the merger.

In addition, Lubrizol and Berkshire Hathaway have each agreed to:

•	cooperate in the preparation and filing of this proxy statement with the SEC as soon as reasonably practicable, to the extent specified in the merger agreement;

•

use reasonable best efforts to file as promptly as practicable (but in any event no later than fifteen business days after the date of the merger agreement) notifications under the HSR Act and to file, as promptly as practicable, any other filings and/or notifications under applicable antitrust laws;

•

use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any governmental entity in connection with antitrust matters;

•

use reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign antitrust laws, as promptly as practicable; and

•

use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as practicable after the execution of the merger agreement.

Notwithstanding any of the foregoing or anything to the contrary in the merger agreement, the parties agreed that in no event shall Berkshire Hathaway or its subsidiaries (including Ohio Merger Sub) or affiliates be required to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would materially affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the merger, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the merger, (iii) any limitation on its or their ability to effect the merger, or the ability of Lubrizol (or Ohio Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of any subsidiary of Lubrizol, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would materially affect its or their ability to control their respective operations, including after giving effect to the merger, other than the foregoing restrictions, individually or in the aggregate with all other restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the merger, (A) would not exceed $50,000,000 in the case of Lubrizol and its subsidiaries and affiliates, taken as a whole, and (B) would not exceed $50,000,000 in the case of Berkshire Hathaway and its subsidiaries and affiliates, taken as a whole.

Access to Information; Confidentiality

Subject to the confidentiality agreement between Berkshire Hathaway and Lubrizol and applicable law relating to the sharing of information, we have agreed to provide, and cause our subsidiaries to provide, Berkshire Hathaway and its representatives, from time to time prior to the earlier of the effective time of the merger or the termination of the merger agreement, with reasonable access during normal business hours to, and upon request, copies of relevant information to Berkshire Hathaway regarding (i) our and our subsidiaries’ respective properties, books, contracts, commitments, personnel and records and (ii) such other information as Berkshire Hathaway shall reasonably request regarding Lubrizol and its subsidiaries and their respective businesses, financial condition and operations. Berkshire Hathaway will and will cause its affiliates and representatives, to keep confidential any non-public information received from Lubrizol, its affiliates or representatives, directly or indirectly, in accordance with the confidentiality agreement between Lubrizol and Berkshire Hathaway.

Meeting of Our Shareholders

We have agreed to, as soon as practicable after the date of the merger agreement, duly call, give notice of, convene and hold a special meeting of our shareholders for the purpose of considering and taking action upon the adoption of the merger agreement, which meeting is the subject of this proxy statement.

Indemnification and Insurance

Under the merger agreement, from and after the effective time of the merger, the surviving corporation will, and Berkshire Hathaway will cause the surviving corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time of the merger, an officer or director of Lubrizol or any of its subsidiaries, which are referred to as the indemnified parties, against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Lubrizol or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the effective time of the merger, whether asserted or claim prior to, or at or after the effective time of the merger and (ii) all of such liabilities based in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement.

However, in the case of the surviving corporation, the foregoing indemnification shall only be to the fullest extent a corporation is permitted under Ohio law to indemnify its own directors and officers, and in the case of indemnification by Berkshire Hathaway, Berkshire Hathaway’s indemnification shall not be limited by Ohio law, but Berkshire Hathaway shall not be required to indemnify applicable directors and officers if a final, non-appealable judgment or adjudication in an action against indemnified parties by a claimant (not including an action brought by Berkshire Hathaway, the surviving corporation or any insurer of either) establishes: (a) that the acts or omissions of such directors and officers were the result of deliberate criminal or fraudulent acts by the party seeking indemnification or (b) that the claim against the indemnified party arises out of, is based upon, or is attributable to the gaining in fact of any financial profit or other advantage to which the indemnified party was not legally entitled.

The parties have agreed that Berkshire Hathaway, Ohio Merger Sub and the surviving corporation, as the case may be, will pay all expenses of each indemnified party in advance of the final disposition of any such action or proceeding, but in the case of Ohio Merger Sub and the surviving corporation only to the fullest extent permitted by law upon receipt of an undertaking of the kind described in Section 1701.13(E)(5) of the OGCL and in the form provided for in the indemnification agreements with Lubrizol directors and officers in effect as of the date of the merger agreement. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any indemnified party (whether arising before or after the effective time of the merger), (i) the indemnified parties may retain counsel satisfactory to them and reasonably satisfactory to Berkshire Hathaway, (ii) Berkshire Hathaway shall, or shall cause the surviving corporation to, pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received, and (iii) Berkshire Hathaway shall, and shall cause the surviving corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Berkshire Hathaway, Ohio Merger Sub or the surviving corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed.

Any indemnified party wishing to claim indemnification under the indemnification provision upon learning of any such claim shall notify Berkshire Hathaway, Ohio Merger Sub or the surviving corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under the indemnification provision except to the extent such failure materially prejudices such party), and shall deliver to the surviving corporation (but not Berkshire Hathaway) an undertaking of the kind described under applicable Ohio law and in the form provided for in the indemnification agreements with Lubrizol directors and officers in effect as of the date of the merger agreement.

Employee Benefits Matters

Under the merger agreement, Berkshire Hathaway has agreed to honor and cause the surviving corporation to honor all Lubrizol employee benefit plans and arrangements after the effective time of the merger.

In addition, Berkshire Hathaway has agreed to provide, for a period of two years after the effective time of the merger, compensation and benefits to employees and former employees of Lubrizol and its subsidiaries no less favorable in the aggregate than the compensation and benefits provided immediately prior to the effective time of the merger. This agreement will not, however, restrict Berkshire Hathaway or the surviving corporation from making changes that are consistent with changes that are currently planned or contemplated by Lubrizol, are in response to business conditions which may exist at the time of such changes or are collectively bargained for.

Furthermore, the surviving corporation and its subsidiaries will not, after the effective time of the merger, provide any form of equity-based compensation, including options to purchase shares of the surviving corporation or any of its subsidiaries, but any equity-based compensation provided by Lubrizol and its subsidiaries immediately prior to the effective time of the merger will be taken into account in determining whether the compensation and benefits provided by Berkshire Hathaway and the surviving corporation are less favorable than those provided by Lubrizol immediately prior to effective time of the merger.

Service credit will be provided to Lubrizol employees for all purposes under the surviving corporation’s employee benefit plans, except as would result in a duplication of benefits.

Additional Agreements

The merger agreement contains additional agreements between us and Berkshire Hathaway relating to, among other things:

•	consultations regarding public announcements;

•	notification of certain matters; and

•	compliance of Ohio Merger Sub with all of its obligations under or related to the merger agreement.

Conditions of the Merger

The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver on or before the closing date of the merger of the following conditions:

•	adoption of the merger agreement by Lubrizol shareholders;

•

(i) the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated and (ii) with respect to non-U.S jurisdictions where any merger control consents or approvals are deemed necessary in the reasonable opinion of both Lubrizol and Berkshire Hathaway, all notifications and filings have been made, all appropriate waiting periods (including extensions thereof) have expired or been terminated and all clearances and approvals have been granted (or deemed granted in accordance with relevant law) by the relevant governmental entity; and

•

no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition shall be in effect preventing the consummation of the merger or the other transactions contemplated by the merger agreement (provided, however, that each of the parties to the merger agreement will have used its reasonable best efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered to the extent required by the merger agreement).

The obligation of Berkshire Hathaway and Ohio Merger Sub to effect the merger is further subject to the satisfaction, or waiver by Berkshire Hathaway and Ohio Merger Sub, on or prior to the closing date of the merger, of the following conditions:

•	accuracy as of the date of the merger agreement and as of the closing of the merger of the representations and warranties made by us to the extent specified in the merger agreement;

•

performance of or compliance with the covenants and agreements contained in the merger agreement to be performed or complied with by us prior to or on the closing date to the extent specified in the merger agreement;

•	delivery to Berkshire Hathaway of a certificate signed by our chief executive officer and chief financial officer certifying to the satisfaction of the two conditions above-mentioned; and

•

no order or law shall have been promulgated, entered, enforced, enacted, issued or applicable to the merger by any governmental entity which would impose or require any restriction, and no action or proceeding by any governmental entity shall be pending which seeks any restriction, other than restrictions, individually or in the aggregate with all other restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the merger, (x) would not exceed $50,000,000 in the case of Lubrizol and its subsidiaries and affiliates, taken as a whole, and (y) would not exceed $50,000,000 in the case of Berkshire Hathaway and its subsidiaries and affiliates, taken as a whole. Notwithstanding the foregoing, any action or proceeding by a governmental entity that seeks any restriction which action or proceeding is pending as of September 14, 2011 shall not be taken into account when determining whether the conditions set forth in this paragraph have been satisfied as of that date.

The obligation of Lubrizol to effect the merger is further subject to the satisfaction, or waiver by Lubrizol, on or prior to the closing date of the merger, of the following conditions:

•

accuracy as of date of the merger agreement and as of the closing of the merger of the representations and warranties made Berkshire Hathaway and Ohio Merger Sub to the extent specified in the merger agreement;

•

performance of or compliance with the covenants and agreements of each of Berkshire Hathaway and Ohio Merger Sub contained in the merger agreement to be performed or complied with by it prior to or on the closing date to the extent specified in the merger agreement; and

•

delivery to us of a certificate signed by each of Berkshire Hathaway and Ohio Merger Sub’s chief executive officer (or chief legal officer in case of Berkshire Hathaway) and chief financial officer certifying to the satisfaction of the two conditions above-mentioned.

Lubrizol and Berkshire Hathaway can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

Lubrizol, Berkshire Hathaway and Ohio Merger Sub may mutually agree in writing, at any time prior to the effective time of the merger, to terminate the merger agreement and abandon the merger. Also, either Berkshire Hathaway or Lubrizol may terminate the merger agreement and abandon the merger without the consent of the other, at any time prior to the effective time of the merger if:

•

the merger is not consummated on or before September 15, 2011, referred to as the outside date (the outside date will be extended on a day-to-day basis to October 14, 2011, without any action on the part of the parties to the merger agreement (and such date will become the outside date), if on September 15, 2011, all conditions to the closing of the merger either have been fulfilled or are then capable of being fulfilled, except the governmental approval condition), provided that a party whose breach of any provision of the merger agreement results in a failure of the merger to be consummated by the outside date will not be able to terminate under this provision;

•

a permanent injunction or other order which is final and nonappealable, has been issued or taken restraining or otherwise prohibiting consummation of the merger or any of the other transactions contemplated by the merger agreement; provided that the party seeking to terminate the merger agreement pursuant to this provision has used all reasonable best efforts to prevent the entry of such permanent injunction or other order to the extent required by and subject to the merger agreement; or

•	our shareholders fail to adopt the merger agreement at the special meeting (including any adjournments and postponements thereof) except as provided in the merger agreement.

Berkshire Hathaway can terminate the merger agreement before the effective time of the merger if:

•

our Board or any committee thereof has withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Berkshire Hathaway, the approval, determination of advisability or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or proposed publicly to approve, determine to be advisable or recommend, any takeover proposal or our Board or any committee thereof has resolved to take any of the foregoing actions; or

•

Lubrizol breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure of certain conditions to completion of the merger being satisfied, and such breach or failure cannot be cured by the outside date (provided that Berkshire Hathaway is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

We can terminate the merger agreement:

•

if either Berkshire Hathaway or Ohio Merger Sub breaches or fails to perform or comply with or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure of certain conditions to completion of the merger being satisfied, and such breach or failure cannot be cured by the outside date (provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement); or

•

prior to the adoption of the merger agreement by our shareholders at the special meeting, in order to concurrently enter into a definitive agreement with respect to a superior proposal subject to our compliance with the non-solicitation provisions of the merger agreement and payment of the related termination fee (as set forth below).

Termination Fee

Pursuant to the merger agreement, Lubrizol will be required to pay Berkshire Hathaway a termination fee equal to $200 million, if the merger agreement is terminated:

•

by either Berkshire Hathaway or us if (i) Lubrizol’s shareholders fail to adopt the merger agreement at the special meeting or (ii) the outside date has arrived and (A) prior to any such termination a takeover proposal shall have been made known to Lubrizol or its shareholders or shall have otherwise become publicly known and (B) at any time on or prior to the 12-month anniversary of such termination Lubrizol or any of its subsidiaries enters into a definitive agreement with respect to a takeover proposal or consummates a takeover proposal (whereby a third party acquires more than 30% of the stock or assets of Lubrizol);

•

by either Berkshire Hathaway or us if a permanent injunction or other final order has been issued by a governmental authority based on the existence of a takeover proposal and (i) prior to any such termination a takeover proposal shall have been made known to Lubrizol or its shareholders or shall have otherwise become publicly known and (ii) at any time on or prior to the 12-month anniversary of such termination Lubrizol or any of its subsidiaries enters into a definitive agreement with respect to a takeover proposal or consummates a takeover proposal (whereby a third party acquires more than 30% of the stock or assets of Lubrizol);

•	by us prior to the adoption of the merger agreement by our shareholders to accept a superior proposal and enter into a definitive agreement in connection with that superior proposal; or

•	by Berkshire because the Board changes its recommendation or recommends a takeover proposal.

If we fail to pay in a timely manner any amount due as described above and, in order to obtain such payment, Berkshire Hathaway or Ohio Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against us, we will have to pay to Berkshire Hathaway interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

Effect of Termination

If the merger agreement is terminated by us or Berkshire Hathaway in accordance with its terms, the merger agreement will become void and of no effect, with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to the merger agreement, provided, however, that if such termination results from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant hereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach. In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to publicity and termination fees, and the provisions pursuant to the confidentiality agreement will survive the termination.

Amendment

Subject to the requirements of the applicable law, the merger agreement may be amended by the parties thereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the closing date, whether before or after adoption of the merger agreement by the shareholders of Lubrizol; provided that the merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement.

Extension; Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

MARKET PRICE OF LUBRIZOL COMMON SHARES

Lubrizol common shares are listed for trading on the New York Stock Exchange under the symbol “LZ.” The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share as quoted on the New York Stock Exchange.

	Market Price of Lubrizol Common Shares
	FYE 2010		FYE 2009		FYE 2008		FYE 2007
	High	Low	High	Low	High	Low	High	Low

First Quarter	$95.23	$68.86	$40.00	$23.57	$60.48	$46.69	$54.13	$48.76
Second Quarter	97.80	77.65	48.21	32.98	61.38	46.21	69.89	51.40

Third Quarter	107.45	77.85	72.95	45.73	54.78	40.61	68.46	52.38
Fourth Quarter	116.26	99.61	76.52	66.05	43.56	26.72	69.95	54.16

From January 1, 2011, through March 23, 2011, the high and low sales prices were $134.75 and $101.74, respectively. The closing price of the Lubrizol common shares on the New York Stock Exchange on March 11, 2011, the trading day prior to the announcement of the merger, was $105.44 per share. On [            ], 2011, the most recent practicable date before this proxy statement was printed, the closing price for the Lubrizol shares on the New York Stock Exchange was $[        ] per share.

LUBRIZOL COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth as of March 11, 2011 (except as otherwise noted), the beneficial ownership of Lubrizol common shares by persons (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to Lubrizol to be beneficial owners of more than five percent of outstanding Lubrizol common shares, other than our directors and officers. In the table below, we have deemed a person to be a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership includes any security with respect to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, stock option or other right. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them. This information is based solely on reports filed with the SEC by each of the individuals or firms listed in the table below. If you wish, you may obtain these reports from the SEC by visiting the SEC’s website at www.sec.gov. The number of Lubrizol shares outstanding on March 11, 2011 was 64,202,753.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022 (1)	5,880,965	9.16%

(1)	BlackRock, Inc. reported its ownership on a Schedule 13G filed with the SEC on February 7, 2011, and indicated that it has sole voting and dispositive power with respect to all of these shares.

LUBRIZOL COMMON SHARE OWNERSHIP BY MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 15, 2011, the beneficial ownership of Lubrizol common shares by each director, each of the named executive officers and directors and executive officers as a group. In the table below, we have deemed a person to be a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership includes any security with respect to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, stock option or other right. With the exception of Mr. Hambrick, who owns 1.65% of the outstanding common shares of Lubrizol, no other person listed in the table owns more than 1% of the outstanding common shares. All directors and executive officers as a group own approximately 2.46% of the outstanding common shares of Lubrizol.

Name	Amount and Nature of Beneficial Ownership
	Common Shares(1)	Exercisable Options	Total
Directors
Robert E. Abernathy	6,981	—	6,981
Edward P. Campbell	2,462	—	2,462
Forest J. Farmer	12,751	—	12,751
Michael J. Graff	2,297	—	2,297
Gordon D. Harnett	26,433	7,500	33,933
Dominic J. Pileggi	8,674	—	8,674
N. Mohan Reddy (2)	—	—	—
James E. Sweetnam	4,284	—	4,284
Harriett Tee Taggart	4,284	—	4,284
Phillip C. Widman	5,759	—	5,759

Named Executive Officers
James L. Hambrick	360,179	721,500	1,081,679
Charles P. Cooley	24,652	17,475	42,127
Stephen F. Kirk	81,170	22,500	103,670
Joseph W. Bauer	32,552	38,750	71,302
Daniel L. Sheets	14,516	4,975	19,491

All Directors and Executive Officers as a Group (27 persons)	730,357	884,825	1,615,182

(1)	This column includes the following number of shares for which the beneficial owner has shared voting and investment power: Mr. Harnett, 10,973, Dr. Taggart, 4,284; Mr. Widman, 5,759; Mr. Hambrick, 114; Mr. Kirk, 12,944; Mr. Bauer, 1,600; Mr. Sheets, 4,094; and all other executive officers in the group, 7,864. This column also includes the following number of share units, which will be settled in common shares, credited to the account of the beneficial owner under the various deferred compensation plans described in this proxy statement: Mr. Abernathy, 5,981; Mr. Campbell, 783; Mr. Farmer, 9,428; Mr. Graff, 1,847; Mr. Harnett, 15,260; Mr. Pileggi, 7,674; Mr. Hambrick, 263,319; Mr. Cooley, 17,083; Mr. Kirk, 36,370; Mr. Bauer, 17,840; Mr. Sheets, 80; and all other executive officers in the group, 80,506.

(2)	Dr. Reddy was appointed as a director on February 21, 2011, and did not own any Lubrizol common shares prior to his appointment.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Lubrizol has received contrary instructions from one or more of the shareholders. Lubrizol will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to The Lubrizol Corporation, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092, Telephone: (440) 943-4200, Attention: Corporate Secretary. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Lubrizol at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

Lubrizol will hold a 2011 annual meeting of shareholders only if the merger is not completed. If the merger is not completed, set forth below is information relevant to Lubrizol’s 2011 annual meeting of shareholders.

Under SEC rules, shareholders who wish to make a proposal to be included in Lubrizol’s proxy statement and proxy for Lubrizol’s 2011 annual meeting of shareholders (in the event this meeting is held) must have caused such proposal to have been received by Lubrizol at its principal executive offices not later than November 17, 2010 if the 2011 annual meeting of shareholders were to be held within 30 days of April 27, 2011. If the 2011 annual meeting of shareholders is held on a day that is more than 30 days from April 27, 2011, such proposal must be received not later than the close of business on the later of the 90th calendar day prior to the annual meeting or the 15th calendar day following the day on which public announcement of the date of the annual meeting is first made, or such proposals will be considered untimely under the advance notice provisions of Lubrizol’s regulations. Our regulations are available at http://governance.lubrizol.com. Lubrizol shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Exchange Act. Notices should be sent to The Lubrizol Corporation, Attention: Corporate Secretary, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about issuers like Lubrizol who file electronically with the SEC. The address of that site is http://www.sec.gov. Lubrizol’s SEC filings are also available, free of charge, on our website, at http://investor.lubrizol.com.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the date of the special meeting (including periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements); these documents contain important information about Lubrizol:

Company Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2010 (filed on February 25, 2011).

Current Reports on Form 8-K	Filed on January 27, 2011, February 24, 2011, March 14, 2011, March 15, 2011, March 18, 2011 and March 21, 2011.

Lubrizol has not authorized anyone to give any information or to make any representations that are different from, or in addition to, the information contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [            ], 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to Lubrizol shareholders nor the payment of cash in the merger shall create any implication to the contrary.

A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IS AVAILABLE FROM LUBRIZOL, EXCLUDING ANY EXHIBITS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE AS EXHIBITS TO THIS PROXY STATEMENT, WITHOUT CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON. ANY REQUESTED DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, AT THE FOLLOWING ADDRESS: THE LUBRIZOL CORPORATION, ATTN: CORPORATE SECRETARY, 29400 LAKELAND BOULEVARD, WICKLIFFE, OHIO 44092, TELEPHONE: (440) 943-4200.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BERKSHIRE HATHAWAY INC.

OHIO MERGER SUB, INC.

and

THE LUBRIZOL CORPORATION

dated as of

March 13, 2011

-i-

(continued)

-ii-

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 13, 2011, by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), Ohio Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Lubrizol Corporation, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s Common Stock (such issued and outstanding shares of the Company’s Common Stock, collectively, the “Shares”), other than Dissenting Shares, Shares owned by Parent or any wholly-owned Subsidiaries of Parent, and any shares of Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Ohio Law, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in Article VII (the “Closing Date”), at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Ohio, in such form as required by, and executed in accordance with, the relevant provisions of Ohio Law (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company in writing, being the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time, the articles of incorporation and code of regulations of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and code of regulations of Merger Sub, and as so amended shall be the articles of incorporation and code of regulations of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.7 hereof).

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $135.00 in cash payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) Each share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). When and as needed, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than three Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for surrendering Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such

Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates or Book-Entry Shares. Until so surrendered, Certificates (other than Certificates representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent, and shares held in the treasury of the Company) or Book-Entry Shares will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent, and shares held in the treasury of the Company) or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the transactions contemplated by this Agreement (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

Section 2.3 Treatment of Stock Plans.

(a) Each option to purchase shares granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be adjusted by the applicable Company Stock Plan committee and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (A) the total number of shares of Common Stock previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Option Cash Payment shall be made promptly (and in any event within 15 Business Days) following the Effective Time.

(b) Each award granted pursuant to a Company Plan that is maintained primarily for international employees of the Company and its Subsidiaries (collectively, the “International Equity Plans”) entitling the holder thereof to shares of Common Stock or cash equal to or based on the value of shares of Common Stock (an “International Award”) that is outstanding and, to the extent applicable, unexercised as of the Effective Time (whether vested or unvested) will be settled at the Effective Time in accordance with the terms and conditions of the applicable International Equity Plan but solely in cash (such cash payment, the “Settlement Payment”). As of the Effective Time, each holder of an International Award shall cease to have any rights with respect thereto, except the right to receive the Settlement Payment. All Settlement Payments shall be made promptly (and in any case within 15 Business Days) following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code or other applicable Law with respect to an International Award, the payment shall instead be made at the time specified in the applicable International Equity Plan and related award agreement.

(c) Each award of a right under any Company Plan (other than awards of Options, International Awards and Deferred Compensation Plans, the treatment of which is specified in Section 2.3(a), Section 2.3(b) and Section 2.3(d), respectively) entitling the holder thereof to shares of Common Stock or cash equal to or based on the value of shares of Common Stock (a “Share Unit”) that is outstanding or payable as of the Effective Time shall be adjusted by the applicable Company Plan committee and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (A) (i) in the case of Share Units subject to performance-based vesting conditions, the number of shares of Common Stock determined based on performance as of the Effective Time (calculated in accordance with the terms of the applicable Company Plans) and (ii) in the case of Share Units subject to time-based vesting conditions, the total number of shares of Common Stock underlying such Share Units, and (B) the Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”), provided, however, that the Share Unit Payment shall in no case be less than if it had been determined in accordance with the terms of the applicable Company Plans. As of the Effective Time each holder of a Share Unit shall cease to have any rights with respect thereto, except the right to receive the applicable Share Unit Payment. All Share Unit Payments shall be made promptly (and in any case within 15 Business Days) following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made at the time specified in the applicable Company Plan and related award document. “Company Plan” for purposes of this Section 2.3 and Section 3.4, shall mean a Company Plan without regard to materiality.

(d) All account balances (whether or not vested) under any Company Plan that provides for the deferral of compensation and represents amounts notionally invested in a number of shares of Common Stock or otherwise provides for distributions or benefits that are calculated based on the value of a share of Common Stock (collectively, the “Deferred Compensation Plans”), shall be adjusted by the applicable Company Plan committee as of the Effective Time, and shall be converted into a right of the holder to receive an amount in cash equal to the product of (A) the number of shares of Common Stock previously deemed invested under or otherwise referenced by such account and (B) the Merger Consideration, less any required withholding Taxes (the “Deferred Payment”), and shall cease to represent a right to receive a number of shares or cash equal to or based on the value of a number of shares of Common Stock. The Deferred Payment shall be made at the time specified in the applicable Company Plan and related deferral documents.

(e) Prior to the Effective Time, the Company shall take all such lawful action as may be necessary (which includes satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his, her or its demand for appraisal of his, her or its Shares in accordance with Ohio Law (including but not limited to Section 1701.85 of Ohio Law) and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal (“Dissenting Shares”), will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by Ohio Law.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of his, her or its Shares under Ohio Law effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of Certificates or Book-Entry Shares representing such Shares pursuant to Section 2.2.

(c) The Company shall give Merger Sub prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Ohio Law received by the Company. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

Section 2.5 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the Shares shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.6 Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificates, the Merger Consideration to be paid in respect of the Shares represented by such Certificates, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions with respect to particular representations and warranties disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”), and except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Material Adverse Effect under this Agreement, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company SEC Documents or the Company Disclosure Letter.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of a majority of the outstanding Shares to adopt this Agreement (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s shareholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (iv) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”).

(d) The copies of the Company’s Second Amended and Restated Articles of Incorporation and Second Amended and Restated Regulations, in the forms most recently filed in the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to Ohio Law, (iii) the Shareholder Approval and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act (as defined below), (C) the rules and regulations of the New York Stock Exchange, and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust or competition Laws, no consents or approvals of, or filings, declarations or registrations with, any national, supranational, federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company’s Second Amended and Restated Articles of Incorporation or its Second Amended and Restated Regulations or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3(a) are duly obtained, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000 shares of serial preferred stock without par value designated serial preferred stock (the “Serial Preferred Stock”), 25,000,000 shares of serial preferred stock without par value designated serial preference shares (the “Serial Preference Shares”), and 120,000,000 shares of common stock without par value (the “Common Stock”). As of March 11, 2011, (i) no shares of Serial Preferred Stock are issued and outstanding, (ii) no shares of Serial Preference Shares are issued and outstanding, (iii) 64,202,753 Shares of Common Stock are issued and outstanding, (iv) 21,993,141 shares of Common Stock are issued and held in the treasury of the Company, (v) 2,750,623 shares of Common Stock are reserved for issuance under the Company Stock Plans in respect of future awards, (vi) 1,530,046 shares of Common Stock are issuable upon the exercise of outstanding Options, (vii) 935,954 shares of Common Stock are issuable upon the vesting of Share Units subject to performance-based vesting conditions, assuming achievement of performance goals at the maximum level of performance at the end of the applicable performance period, and (viii) 7,577 shares of Common Stock are issuable upon the vesting of Share Units subject to time-based vesting conditions. All of the outstanding Shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) and in Sections 3.4(a) and (b) of the Company Disclosure Letter, and for changes resulting from the exercise of the Options outstanding as of the date hereof, there are no (i) shares of capital stock or other equity interests or voting securities of the Company or any Subsidiary authorized, issued or outstanding, (ii) existing securities, options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements, commitments, derivative contracts, forward sale contracts or undertakings of any character, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (2) issue, grant, extend or enter into any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract, or undertaking, or (3) make any payment based on or resulting from the value or price of the Shares or of any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract or undertaking, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity or (iv) issued or outstanding performance awards, units, rights to receive shares of Company’s Common Stock on a deferred basis, or rights to purchase or receive Company’s Common Stock or other equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (1) the payment of the exercise price of Options with Common Stock (including in connection with “net” exercises), (2) required tax withholding in connection with the exercise of Options and vesting of Share Units and (3) forfeitures of Options and Share Units, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, other than pursuant to the applicable Company Plans. No Subsidiary of the Company owns any Shares.

(b) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company or a wholly owned Subsidiary of the Company, and all such shares and Rights have been validly issued and are fully paid and nonassessable and are owned by either the Company or a wholly owned Subsidiary of the Company free and clear of any Encumbrances. Section 3.4 of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party, or of which the Company has Knowledge, with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2010, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Documents”). As of its respective date (and if amended, as of the date of the last such amendment), each Company SEC Document, including any financial statements, schedules and exhibits included therein or attached thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, without limitation of the foregoing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2010, has been, required to file, or has voluntarily filed, any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved

(except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. If at any time from the date hereof and until the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company.

(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(c) To the Knowledge of the Company, as of the date hereof, (i) the earnings guidance included in the Company’s February 2, 2011 press release (the “Company Earnings Guidance”) continues to be reasonable, based on and subject to the assumptions stated in such release, and (ii) no event, circumstance, change, occurrence, state of facts or effect has occurred which would cause the Company to change such earnings guidance.

(d) Each of the principal executive officers of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a 14 or 15d 14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

Section 3.6 Absence of Certain Changes. Since December 31, 2010, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Letter or in the Company SEC Documents, since December 31, 2010 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of Section 5.1 hereof, had the covenants therein applied since December 31, 2010.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent in the past practice since December 31, 2010, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Without limitation of Section 3.8(a), to the Knowledge of the Company, (i) neither the Company and its Subsidiaries and controlled Affiliates (which, for all purposes of this Section 3.8(b), shall be deemed to include the entities identified in numbers (1) through (3) on Section 3.8(b) of the Company Disclosure Letter), nor any of its or their directors or officers is listed on the Specially Designated Nationals and Blocked Person list or other similar lists maintained by the Office of Foreign Assets Control, by the United States Department of the Treasury or pursuant to executive orders, and (ii) neither the Company and its Subsidiaries and controlled Affiliates, nor any of its or their directors, officers, employees, agents or other Persons acting on the Company’s or any Company Subsidiary’s behalf (A) has taken, or caused to be taken, directly or indirectly, any action that would cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law, or (B) has corruptly made, promised, offered or authorized, or has caused or authorized any consultants, joint venture partners or representatives corruptly to make, promise or offer, any payment or transfer of anything of value, directly or indirectly, to any official, employee or agent of any Governmental Entity for the purpose of (1) influencing such Person to take any action or decision or to omit to take any action, in his or her official capacity, (2) inducing such Person to use his or her influence with a Governmental Entity to affect any act or decision of a Governmental Entity, or (3) securing any improper advantage; and each of it and each of its controlled Affiliates complies with and implements internal compliance policies with respect to applicable Anti-Corruption Laws. As used in this Section 3.8(b), the term “Anti-Corruption Laws” means each Law, regulation, treaty or convention relating to anti-money laundering, anti-terrorism financing, anti-bribery, anti-corruption or similar matters, including the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.9 Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, neither of the Company nor any of its Subsidiaries is a party to or bound by any: (i) contract (other than this Agreement or a Company Plan) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $10,000,000; (iii) written contract (other than this Agreement) for the sale of any of its assets after the date hereof (other than sales of product in the ordinary course of business); (iv) collective bargaining agreement; (v) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (vi) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries which is material; (vii) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries; or (viii) other contract (other than this Agreement, purchase orders for the purchase of inventory or agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in the future in excess of $10,000,000 per annum or $20,000,000 during the life of the contract. Each such contract described in clauses (i)-(viii) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts, are not and no circumstance exists, which (with or without the lapse of time or the giving of notice, or both) would cause them to be, in breach thereunder and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.

Section 3.10 Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Company Plan” shall mean (except as set forth in the last sentence of Section 2.3(c)) each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), under which (i) any current or former employee, officer, director, contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future liability.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) Each Company Plan is in compliance with all applicable Laws, including ERISA and the Code.

(ii) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination that would reasonably be expected to adversely affect such determination.

(iii) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Company Plans.

(iv) No material Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(v)(A) Each Company Plan that is maintained primarily for the benefit of Covered Employees based outside of the United States (a “Non-U.S. Plan”) has been operated in accordance, and is in compliance, in all respects, with all applicable Laws and has been operated in accordance, and is in compliance, with its terms; (B) each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, adequate provision has been made therefor on the accounting statements of the applicable Company or Subsidiary entity; and (C) no liability or obligation of the Company or any of its Subsidiaries exists with respect to such Non-U.S. Plans that has not been disclosed on Section 3.12(b)(v) of the Company Disclosure Letter.

(vi) There is no (A) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any material severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

Section 3.13 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

Section 3.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights that are required to operate the Company’s business as presently conducted, and (ii) (x) there is no pending, and the Company has not received any written notice of any actual or threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been fully and finally resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.15 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply and have in the past five years complied with all applicable Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws; (iii) none of the Company or any of its Subsidiaries has received any written notification alleging that it is liable, or request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person, and (iv) none of the Company or any of its Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non-compliance, or notice of requirements. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.16 Taxes.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete in all material respects.

(b) No audit or other proceeding with respect to any material Taxes due from the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or sharing agreement.

(e) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party.

(f) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

Section 3.17 Opinions of Financial Advisors. The Company Board has received the opinions of each of Evercore Group L.L.C. and Citigroup Global Markets Inc. (the “Financial Advisors”), to the effect that, as of the date of such opinions, the Merger Consideration to be received by holders of the Company’s Common Stock is fair, from a financial point of view, to such holders.

Section 3.18 Brokers or Finders. Except for the Financial Advisors, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.19 State Takeover Statutes. The Company Board has taken all necessary action so that the “moratorium,” “fair price,” “control share acquisition” and other similar anti-takeover provisions of Ohio Law or the similar Laws of any jurisdiction (each, a “Takeover Statute”) and any anti-takeover or similar provisions contained in the governing documents of the Company or any of its Subsidiaries are not applicable to the Transactions.

Section 3.20 Transactions with Affiliates. Since the date the Company’s last proxy statement was filed with the SEC and through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement, dated March 7, 2011, between the Company and Parent (the “Confidentiality Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except (other than with respect to Parent’s or Merger Sub’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and

Merger Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, and (D) the HSR Act, and any foreign antitrust or competition laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or of any of their respective Subsidiaries or (ii) assuming that any required authorizations, consents and approvals are duly obtained, (x) violate any Order or Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4 Ownership of Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested shareholder” of the Company as defined in Section 1704.01 of Ohio Law. Except for any Shares of Common Stock that may be owned by any of Parent’s Subsidiaries’ pension funds that are not managed by Parent (which Shares of Common Stock, if any, are less than 1% of the Company’s outstanding shares of Common Stock), neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6 Financing. Parent and Merger Sub have, and at all times through the Closing shall have, sufficient funds available to finance and consummate the Transactions.

Section 4.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement

Section 4.9 Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representations or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, including the “Information,” as defined in the Confidentiality Agreement, except as expressly set forth in Article III and Parent and Merger Sub further agree that, except for the matters expressly set forth in Article III, neither the Company nor any Person shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or Merger Sub’s use of, any such information. In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received from the Company and/or its Affiliates and/or other Persons on behalf of the

Company certain projections. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such projections, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections so furnished to them, and that, except as provided in this Agreement with respect to the Company Earnings Guidance referred to in Section 3.5(c), Parent and Merger Sub shall have no claim against the Company or any other Person with respect thereto. Accordingly, except as set forth in Section 3.5(c), Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such projections.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. Except (A) as expressly contemplated by this Agreement, (B) as set forth on Section 5.1 of the Company Disclosure Letter, (C) as required by applicable Law, or (D) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent, solely in the case of clauses (v), (vi) and (vii) below, shall not be unreasonably withheld or delayed, the Company agrees that:

(i) the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice;

(ii) the Company will not amend its Second Amended and Restated Articles of Incorporation or Second Amended and Restated Regulations and the Company’s Subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than the Company’s ordinary course quarterly dividends to holders of Shares in a per Share amount no greater than the Company’s most recently declared dividend, with record and payment dates in accordance with the Company’s customary dividend schedule; (B) issue, sell, grant, transfer, pledge, dispose of or encumber or authorize or propose to issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than in respect of the shares of the Company’s capital stock reserved for issuance on the date of this Agreement and issued pursuant to the exercise of Options outstanding on the date of this Agreement, (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other Rights of the Company or any of its Subsidiaries or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries;

(iv) except as required by applicable Law or under the terms of any Company Plan in effect as of the date of this Agreement, the Company will not and will not permit its Subsidiaries to increase the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or Affiliates, or enter into, establish, amend or terminate any Company Plans, except increases in salaries, wages and benefits of employees who are not directors or officers of the Company or its Subsidiaries made in the ordinary course of business consistent with past practice;

(v) neither the Company nor any of its Subsidiaries will (A) incur or assume any long-term Indebtedness, or except in the ordinary course of business, incur or assume any short-term Indebtedness in amounts not consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (C) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business and consistent with past practice;

(vi) make any acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other Person other than a direct or indirect wholly owned Subsidiary of the Company, or otherwise make or authorize any capital expenditure, other than capital expenditures contemplated by the Company’s existing capital budget, a copy of which has been furnished to Parent;

(vii) neither the Company nor any of its Subsidiaries will (A) pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, (x) in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements) or of claims, liabilities or obligations incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice or (y) for amounts, individually or in the aggregate, not to exceed $5,000,000 (in excess of third party insurance) or (B) waive any claims of substantial value;

(viii) neither the Company nor any of its Subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law;

(ix) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (C) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than, in the case of this clause (C), acquisitions of raw materials and inventory and sales of inventory, in each case in the ordinary course of business consistent with past practice; and

(x) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2 No Solicitation by the Company.

(a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Company Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) request information from the party making such Takeover Proposal for the sole purpose of the Company Board informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company. The Company agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal.

(b) Except as expressly permitted in this Section 5.2(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by the Company Board or such committee of this Agreement, the Merger, and the other Transactions, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than a customary confidentiality agreement referred to in clause (B) of the proviso to Section 5.2(a)). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company Board may (subject to compliance with this sentence and to compliance with Sections 5.2(a) and 5.2(c)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement, provided, however, that any actions described in clause (x), (y) or (z) may be taken only at a time that is after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take, and further provided, that the action described in clause (z) may be taken only upon compliance by the Company with Section 8.1(c) and Section 8.2(b). In addition, and notwithstanding anything in this Agreement to the contrary, the Company Board may at any time (other than in connection with a Takeover Proposal) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions in the event it determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that any such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Company Board to comply with its fiduciary duties under applicable law, provided that the Company has provided to Parent five (5) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and 5.2(b), the Company shall promptly advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the other Transactions, or in exercising any of its other rights under Section 5.2(a) or (b).

(d) Nothing contained in this Section 5.2 or Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, neither the Company nor the Company Board nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement. The Company will use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the Company shall use reasonable best efforts to obtain the Shareholder Approval.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the provide Parent and its counsel with the opportunity to review and comment on the Company’s proposed response thereto. The Company will respond promptly to any such comments from the SEC or its staff.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Shareholders Meeting.

(a) The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon the adoption of this Agreement as soon as practicable following the date hereof. The Company shall include in the Proxy Statement the recommendation of the Company Board that the Company shareholders vote in favor of the approval of the Merger and the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2. Notwithstanding anything to the contrary contained in this Agreement, (x) the Company in its sole discretion may adjourn or postpone the Special Meeting after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting, and (y) the Company shall adjourn or postpone the Special Meeting if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting.

(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement.

Section 6.3 Reasonable Best Efforts. Subject to Section 6.3(e):

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this

Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than fifteen Business Days after the date of this Agreement, notifications under the HSR Act, and the Company and Parent shall use reasonable best efforts to file, as promptly as practicable, any other filings and/or notifications under applicable Antitrust Laws, and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) Notwithstanding Section 6.3(a) through (d) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including Merger Sub) or Affiliates be required to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would materially affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the Merger, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Merger, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective Subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of any Subsidiary of the Company, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would materially affect its or their ability to control their respective operations, including after giving effect to the Merger (any such action or limitation described in clauses (i) through (iv) of this Section 6.3(e), a “Restriction”), other than Restrictions, individually or in the aggregate with all other Restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the Merger, (x) would not exceed $50,000,000 in the case of the Company and its Subsidiaries and Affiliates, taken as a whole, and (y) would not exceed $50,000,000 in the case of Parent and its Subsidiaries and Affiliates, taken as a whole.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties, books, contracts, commitments, personnel and records, (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. Parent shall and shall cause Parent’s Affiliates and representatives to keep confidential any non-public information received from the Company, its Affiliates or representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.

Section 6.6 Publicity. Neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, if practicable, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority and except as may be requested by a Governmental Entity.

Section 6.7 Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions; provided, however, that, in the case of the Surviving Corporation, such indemnification shall only be to the fullest extent a corporation is permitted under Ohio Law to indemnify its own directors and officers, and in the case of indemnification by Parent, Parent’s indemnification shall not be limited by Ohio Law, but Parent shall not be required to indemnify Indemnified Parties if a final, non-appealable judgment or adjudication in an action against Indemnified Parties by a claimant (not including an action brought by Parent, Surviving Corporation, or any insurer of either) establishes: (A) that the acts or omissions of Indemnified Parties were the result of deliberate criminal or fraudulent acts by the Indemnified Party seeking indemnification; or (B) that the claim against Indemnified Party arises out of, is based upon, or is attributable to the gaining in fact of any financial profit or other advantage to which the Indemnified Party was not legally entitled. Parent, Merger Sub, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, but in the case of Merger Sub and the Surviving Corporation only to the fullest extent permitted by law upon receipt of an undertaking of the kind described in Section 1701.13(E)(5) of Ohio Law and in the form provided for in the indemnification agreements with Company directors and officers in effect as of the date of this Agreement. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation (but not Parent) an undertaking of the kind described in Section 1701.13(E)(5) of Ohio Law and in the form provided for in the indemnification agreements with Company directors and officers in effect as of the date of this Agreement.

(b) The articles of incorporation and regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Second Amended and Restated Articles of Incorporation and Second Amended and Restated Regulations of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is an Indemnified Party, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(c) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Second Amended and Restated Articles of Incorporation and Second Amended and Restated Regulations (or other governing documents) of the Company and any of its Subsidiaries, under Ohio Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(d) In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8

(e) Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9 Employee Matters.

(a) For a period of two years from the Closing Date, Parent or the Surviving Corporation shall provide, or cause to be provided, compensation and benefits to the employees and former employees of the Company and its Subsidiaries (the “Company Employees”) that are no less favorable, in the aggregate, than the compensation and benefits that are provided to the Company Employees immediately prior to the Effective Time; provided, that the foregoing obligation shall not restrict Parent and the Surviving Corporation from making changes that (i) are consistent with changes currently planned or contemplated by the Company, (ii) are in response to business conditions which may exist at the time of such changes or (iii) are collectively bargained for. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all Company Plans; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Plan in accordance with its terms and applicable Law (including obtaining the consent of the other parties to and beneficiaries of such Company Plan to the extent required thereunder). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Corporation and its Subsidiaries shall not, after the Effective Time, provide any form of equity-based compensation, including, without limitation, options to purchase shares of capital stock in the Surviving Corporation or any of its Subsidiaries; provided that any equity-based compensation provided by the Company and its Subsidiaries pursuant to the Company Plans immediately prior to the

Effective Time (including but not limited to long term incentive compensation grants or awards) shall be taken into account in determining whether the compensation and benefits provided by Parent and the Surviving Corporation are less favorable than those provided by the Company for purposes of the first sentence of this Section 6.9(a).

(b) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of the Surviving Corporation under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company and its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits.

(c) The provisions of this Section 6.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) with respect to non-U.S. jurisdictions where any merger control consents or approvals are deemed necessary in the reasonable opinion of both the Company and Parent, all notifications and filings have been made, all appropriate waiting periods (including extensions thereof) have expired or been terminated and all clearances and approvals have been granted (or been deemed in accordance with the relevant Law to have been granted) by the relevant Governmental Entity on terms consistent with Section 6.3(e).

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that, subject to Section 6.3(e), each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except, in each case, for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Sections 3.4(a) and 3.18 of this Agreement shall be true and correct in all respects (except, in the case of Section 3.4(a), for de minimis inaccuracies therein) at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or Material Adverse Effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Orders or Laws. No Order or Law shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which would impose or require any Restriction, and no action or proceeding by any Governmental Entity shall be pending which seeks any Restriction, other than Restrictions, individually or in the aggregate with all other Restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the Merger, (x) would not exceed $50,000,000 in the case of the Company and its Subsidiaries and Affiliates, taken as a whole, and (y) would not exceed $50,000,000 in the case of Parent and its Subsidiaries and Affiliates, taken as a whole. Notwithstanding the foregoing, any action or proceeding by a Governmental Entity that seeks any Restriction which action or proceeding is pending as of the date immediately preceding the Outside Date shall not be taken into account when determining whether the conditions set forth in this paragraph have been satisfied as of such date.

(d) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except, in each case, for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent to consummate the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or material adverse effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer (or chief legal officer in the case of Parent) and chief financial officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before September 15, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8. 1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended day-by-day for each day during which any of the conditions set forth in Section 7.1(b) remain unfulfilled; provided further, however, that the Outside Date shall not be extended past October 14, 2011;

(ii) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions (any such injunction or Order, a “Final Order”); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8. 1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction or other Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares, provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 8. 1(b)(iii) is subject to the Company’s compliance with clause (y) of the third sentence of Section 6.2(a);

(c) by the Company prior to the receipt of the Shareholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal; provided that the Company shall have complied with all provisions of Section 5.2 and shall have previously paid or shall concurrently with such termination pay the fees due under Section 8.2(b);

(d) by Parent, if the Company Board or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions, or approved, determined to be advisable or recommended, or proposed publicly to approve, determine to be advisable or recommend, any Takeover Proposal, or the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

(e) by Parent, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the Outside Date (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement); or

(f) by the Company, if Parent or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the Outside

Date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).

(g) A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant hereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach; provided further, however, that the provisions of Section 6.6, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement shall survive such termination.

(b) If this Agreement is terminated (i) by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(b)(ii), but in the case of a termination pursuant to Section 8.1(b)(ii), only if the applicable Final Order is based on the existence of a Takeover Proposal (whether or not modified after it is first made), and, in the case of any termination under this clause (i), (A) prior to such termination a Takeover Proposal shall have been made known to the Company or its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and (B) at any time on or prior to the 12-month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Takeover Proposal or the transactions contemplated by any Takeover Proposal are consummated (provided that solely for purposes of this Section 8.2(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal except that all references to 10% shall be deemed references to 30%), or (ii) by Parent pursuant to the provisions of Section 8.1(d), or by the Company pursuant to the provisions of Section 8.1(c), the Company shall pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of clause (i) of this Section 8.2(b), upon the earlier of entering into such definitive agreement with respect to a Takeover Proposal or consummation of the transactions contemplated by a Takeover Proposal, and (y) in the case of clause (ii) of this Section 8.2(b), prior to or concurrently with such termination. “Termination Fee” shall mean a cash amount equal to $200,000,000.

(c) The Company acknowledges that the agreements contained in Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b) and, in order to obtain such payment, Parent or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the shareholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time.

Section 9.3 Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 later than 5:00 p.m. (New York time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)	if to Parent or Merger Sub, to:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Telephone No.: (402) 346-1400

Facsimile No.: (402) 346-3375

Attention: Warren E. Buffett

with a copy to:

Munger, Tolles & Olson, LLP

355 South Grand Avenue, Suite 3500

Los Angeles, California 90071

Telephone No.: (213) 683-9100

Facsimile No.: (213) 687-3702

Attention: Robert E. Denham, Esq.

Mary Ann Todd, Esq.

(b)	If to the Company, to

The Lubrizol Corporation

29400 Lakeland Boulevard

Wickliffe, Ohio 44092-2298

Telephone No.: (440) 347-5073

Facsimile No.: (440) 347-5510

Attention: Suzanne F. Day

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone No.: (216) 586-3939

Facsimile No.: (216) 579-0212

Attention: Lyle G. Ganske, Esq.

James P. Dougherty, Esq.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement, including the Company Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, solely to the extent stated therein, is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and (ii) the right of a party to this Agreement on behalf of its security holders to pursue damages in the event of the other party’s willful and material breach of this Agreement. For the avoidance of doubt, the rights granted pursuant to the foregoing clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the holders of Shares of the Company.

Section 9.7 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without giving effect to the principles of conflicts of law of the Laws of the State of Ohio.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Ohio in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Ohio, or that any such dispute brought in any such court has been brought in an inconvenient forum.

Section 9.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Ohio or a Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Acquisition Agreement	5.2	(b)
Agreement	Preamble
Anti-Corruption Laws	3.8	(b)
Antitrust Laws	6.3	(d)
Book-Entry Shares	2.1	(a)
Certificate of Merger	1.3
Certificates	2.1	(a)
Closing Date	1.2
Common Stock	3.4	(a)
Company	Preamble
Company Board	3.2	(a)
Company Disclosure Letter	Article III
Company Earnings Guidance	3.5	(c)
Company Employees	6.8	(a)
Company Permits	3.8	(a)
Company Plan	3.12	(a)
Company Recommendation	3.2	(c)
Company SEC Documents	3.5	(a)
Confidentiality Agreement	3.21
Covered Employees	3.12	(a)
Deferred Compensation Plans	2.3	(d)
Deferred Payment	2.3	(d)
Dissenting Shares	2.4	(a)
Effective Time	1.3
ERISA	3.12	(a)
Exchange Act	3.3	(a)
Final Order	8.1	(b)(ii)
Financial Advisors	3.17
Financial Statements	3.5	(a)

Defined Term	Section
GAAP	3.5	(a)
Governmental Entity	3.3	(a)
HSR Act	3.3	(a)
Indemnified Liabilities	6.7	(a)
Indemnified Parties	6.7	(a)
International Award	2.3	(b)
International Equity Plans	2.3	(b)
Material Contract	3.9	(a)
Merger	1.1
Merger Consideration	2.1	(a)
Merger Sub	Preamble
Multiemployer Plan	3.12	(a)
Non-U.S. Plan	3.12	(c)
Option	2.3	(a)
Option Cash Payment	2.3	(a)
Outside Date	8.1	(b)(i)
Parent	Preamble
Paying Agent	2.2	(a)
Payment Fund	2.2	(a)
Proxy Statement	3.10
Restraints	7.1	(c)
Restriction	6.3	(e)
Rights	3.4	(a)
Securities Act	3.5	(a)
Serial Preference Shares	3.4	(a)
Serial Preferred Stock	3.4	(a)
Settlement Payment	2.3	(b)
Share Unit	2.3	(c)
Share Unit Payment	2.3	(c)
Shareholder Approval	3.2	(b)
Shares	Recitals
SOX	3.5	(a)
Special Meeting	6.2	(a)
Surviving Corporation	1.1
Takeover Statute	3.19
Termination Fee	8.2	(b)
Transactions	2.2	(e)

Section 10.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock Plans” means the Company’s 2010 Stock Incentive Plan (as amended November 9, 2010), the Company’s 2005 Stock Incentive Plan (as amended and restated February 22, 2010), and the Company’s 1991 Stock Incentive Plan (as amended November 15, 2004).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations under financing leases.

“Intellectual Property Rights” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) uniform resource locators, web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (vii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the Chief Executive Officer, Chief Financial Officer and General Counsel of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the following executive officers of the Company: Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“ Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the ability of the Company to consummate the Merger, or (ii) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (C) any decline in the market price of the Common Stock, (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (G) any change in applicable Law, regulation or GAAP (or authoritative interpretations thereof), (H) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or event have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, or (I) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Ohio Law” means the Ohio General Corporation Law.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Owned Real Property” means all material real property reflected in the latest audited balance sheet included in the Company SEC Documents as owned by the Company or any Subsidiary of the Company or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business).

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or any of its Subsidiaries arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (v) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written offer from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the Transactions) (A) which, considering all relevant factors, is more favorable to the Company and its shareholders than the Merger, and (B) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Company Board in its good faith judgment (after consulting with financial advisors and receiving the advice of outside counsel).

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) relating to any direct or indirect acquisition or purchase of 10% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the Transactions.

“Tax” or “Taxes” means all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

Section 10.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
	Name:	Warren E. Buffett
	Title:	Chairman and Chief Executive Officer

OHIO MERGER SUB, INC.

By:	/s/ Warren E. Buffett
	Name:	Warren E. Buffett
	Title:	President

THE LUBRIZOL CORPORATION

By:	/s/ James L. Hambrick
	Name:	James L. Hambrick
	Title:	Chairman, President and Chief Executive Officer

Annex B

March 12, 2011

The Board of Directors of

The Lubrizol Corporation

29400 Lakeland Boulevard

Wickliffe, OH 44092

Members of the Board of Directors:

We understand that The Lubrizol Corporation, an Ohio corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), with Berkshire Hathaway Inc., a Delaware corporation (“Parent”), and Ohio Merger Sub, Inc. (“Merger Sub”) an Ohio corporation and wholly owned subsidiary of Parent, pursuant to which Merger Sub will be merged with and into the Company in a merger (the “Merger”) in which all of the issued and outstanding shares of Company common stock, without par value, (the “Company Common Stock”), other than shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent, shares held in the treasury of the Company and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $135.00 per share, in cash without interest (the “Merger Consideration”). As used herein, (i) “Consideration” shall refer to the Merger Consideration, and (ii) “Transaction” shall refer to the Merger. The terms and conditions of the Transaction are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Consideration to be received by the holders of shares of Company Common Stock is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv)

discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

Letter to the Board of Directors of

The Lubrizol Corporation

March 12, 2011

(v)	reviewed the reported prices and the historical trading activity of the shares of Company Common Stock;

(vi)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)	compared the financial performance of the Company and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(viii)

reviewed a draft of the Agreement dated March 11, 2011, which we have assumed is in substantially final form and from which we assume the final form will not vary in any material respect to our analysis; and

(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and

Letter to the Board of Directors of

The Lubrizol Corporation

March 12, 2011

financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not affect our analysis in any material respect. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. We were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Transaction and will earn a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Transaction is consummated. Prior to this engagement, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company and received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company or Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company,

Letter to the Board of Directors of

The Lubrizol Corporation

March 12, 2011

Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Stephen P. Schaible
Stephen P. Schaible
Senior Managing Director

Annex C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

March 12, 2011

The Board of Directors

The Lubrizol Corporation

29400 Lakeland Boulevard

Wickliffe, Ohio 44092-2298

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of The Lubrizol Corporation (“Lubrizol”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Berkshire Hathaway Inc. (“Berkshire Hathaway”), Ohio Merger Sub, Inc., a wholly owned subsidiary of Berkshire Hathaway (“Merger Sub”), and Lubrizol. As more fully described in the Merger Agreement, Merger Sub will be merged with and into Lubrizol (the “Merger”) and each outstanding share of the common stock, without par value, of Lubrizol (“Lubrizol Common Stock”) will be converted into the right to receive $135.00 per share in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft dated March 12, 2011 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Lubrizol concerning the business, operations and prospects of Lubrizol. We reviewed certain publicly available business and financial information relating to Lubrizol as well as certain financial forecasts and other information and data relating to Lubrizol which were provided to or discussed with us by the management of Lubrizol. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Lubrizol Common Stock; the historical and projected earnings and other operating data of Lubrizol; and the capitalization and financial condition of Lubrizol. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Lubrizol and analyzed, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Lubrizol that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and

The Board of Directors

The Lubrizol Corporation

March 12, 2011

other information and data relating to Lubrizol provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Lubrizol, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Lubrizol as to the future financial performance of Lubrizol.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lubrizol nor have we made any physical inspection of the properties or assets of Lubrizol. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Lubrizol or the Merger. Representatives of Lubrizol have advised us, and we also have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us.

Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger. We were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or a part of Lubrizol nor were we requested to consider, and our opinion does not address, the underlying business decision of Lubrizol to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Lubrizol or the effect of any other transaction in which Lubrizol might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Lubrizol in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide services to Lubrizol, Berkshire Hathaway and/or certain of their respective affiliates and subsidiaries unrelated to the proposed Merger, for which services we and our affiliates have received and may receive compensation, including, during the two-year period prior to the date hereof, having acted or currently acting as (i) financial advisor to Lubrizol in connection with certain merger and acquisition transactions, (ii) co-lead arranger, co-bookrunner and/or agent for, and lender under, certain credit facilities of Lubrizol, (iii) joint bookrunner in connection with certain debt offerings and

The Board of Directors

The Lubrizol Corporation

March 12, 2011

joint dealer manager in connection with certain debt tender offers of Lubrizol and (iv) a lender under certain credit facilities of Berkshire Hathaway and its subsidiaries. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Lubrizol, Berkshire Hathaway and/or their respective affiliates and subsidiaries for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Lubrizol, Berkshire Hathaway and/or their respective affiliates and subsidiaries.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Lubrizol (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Lubrizol Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex D

Dissenters’ Rights under Sections 1701.84 and 1701.85 of the Ohio Revised Code

1701.84 Dissenting shareholders entitled to relief.

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(F) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

1701.85 Dissenting shareholders — compliance with section — fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger , consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving , new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PRELIMINARY COPY

THE LUBRIZOL CORPORATION ATTN: LESLIE M. REYNOLDS 29400 LAKELAND BLVD. WICKLIFFE, OH 44092-2298

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The Lubrizol Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE LUBRIZOL CORPORATION The Board of Directors recommends that you vote FOR the following:	For	Against	Abstain
1. Adoption of the Agreement and Plan of Merger, dated as of March 13, 2011, by and among Berkshire Hathaway Inc., Ohio Merger Sub, Inc., and The Lubrizol Corporation.	☐	☐	☐

2.   Any proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

	☐	☐	☐

If no direction is made with respect to a proposal, this proxy will be voted FOR the proposal or proposals for which no direction is made.
		Yes	No

Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, guardian, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Please indicate if you would like to keep your vote confidential under the current policy.	☐	☐
	HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owner)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com and http://proxymaterials.lubrizol.com

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THE LUBRIZOL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF SHAREHOLDERS

[      ], 2011

The undersigned shareholder of The Lubrizol Corporation hereby appoints J. L. Hambrick, C. P. Cooley and L. M. Reynolds, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the Special Meeting of Shareholders of The Lubrizol Corporation to be held on [      ], 2011 at [      ] Eastern Daylight Time at [      ], and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Should you have an account in The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan, this proxy represents the number of Lubrizol shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the Plan for the shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions to State Street Bank and Trust Company, Trustee for the Plan, or its designee. The Plan provides that the Trustee will vote each participant’s shares in accordance with the participant’s instructions. If the Trustee does not receive voting instructions for Lubrizol shares allocable to the Plan account by [      ], 2011, those shares and any other Lubrizol shares under the Plan for which no voting instructions are received, will be voted, in accordance with the terms of the Plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the Trustee is authorized to vote upon such other matters as properly may come before the special meeting.

Please specify your choices by marking the appropriate boxes on the reverse side. If no specification is made, authority is granted to cast your vote FOR Adoption of the Agreement and Plan of Merger and FOR any proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. In their discretion, the agents are authorized to take action and vote in accordance with their judgment upon such other matters as properly may come before the special meeting, or at any and all adjournments or postponements of the special meeting. The agents named above cannot vote these shares unless you sign and return this proxy card or vote using the alternative vote options indicated on the reverse side of this proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)